As filed with the Securities and Exchange Commission on April 10, 1997
                                                          Registration  No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------
                            LEVEL BEST GOLF, INC.
           (Exact name of registrant as specified in its charter)

           FLORIDA                                  5091                                 59-320564
           -------                          --------------------                         ---------
 (State or other jurisdiction           (Primary Standard Industrial                  (I.R.S. Employer
              of                         Classification Code Number)                Identification No.)
incorporation or organization)

       14561 58th Street North, Clearwater, Florida  34620 (813) 535-7770
       ------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Mr. Fred L. Solomon, President
       14561 58th Street North, Clearwater, Florida  34620 (813) 535-7770
       ------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's agent for service)

                          COPIES OF COMMUNICATIONS TO:

                           William C. Phillippi, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                            Miami Center, Suite 3000
                              Miami, Florida 33131
                           Telephone:  (305) 373-9400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
       Title of Each Class of             Amount to be    Proposed Maximum   Proposed Maximum       Amount of
     Securities to be Registered           Registered      Offering Price        Aggregate         Registration
                                                           Per Share (1)      Offering Price           Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share   1,318,448         $2.50            $3,296,120             $1,087.72
=================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 (the "Securities Act").

      Pursuant to Rule 429 under the Securities Act, this Registration Statement shall also constitute Post-Effective Amendment No. 1 to registrant's Registration Statement on Form S-1 (File No. 33-97770) with respect to 265,000 outstanding Class A warrants, 275,000 Class B warrants and 540,000 shares of Common Stock underlying those warrants.

================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.




                      SUBJECT TO COMPLETION, APRIL 10, 1997

PROSPECTUS


                             LEVEL BEST GOLF, INC.

                        1,318,448 SHARES OF COMMON STOCK


         This Prospectus offers an aggregate of 1,318,448 shares of Common Stock, par value $.001 per share (the "Common Stock"), of Level Best Golf, Inc., a Florida corporation (the "Company"), on behalf of certain selling shareholders (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Selling Shareholders."

         The Selling Shareholders may sell the Common Stock offered hereby for their own accounts in open market or block transactions or otherwise in accordance with the rules of the Nasdaq OTC Bulletin Board operated by the Nasdaq Stock Market, Inc. (the "OTC Bulletin Board"), at prices related to the prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders for whom such broker-dealers may act as agent or to whom they sell as principal or both.
Upon any sale of shares of Common Stock offered hereby, the Selling Shareholders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions or commissions they receive, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of such Common Stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has been advised by the Selling Shareholders that there currently are no underwriting arrangements with respect to the sale of the shares of Common Stock. To the extent required, the specific shares of Common Stock to be sold, names of the Selling Shareholders, purchase price, public offering price, names of any such broker-dealers or selling agent and any applicable discount or commission with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

         The Common Stock is listed for quotation of the OTC Bulletin Board under the symbol "LBGF." On April 1, 1997 the closing price of the Common Stock as reported by the OTC Bulletin Board was $2 1/2 per share. See "Price Range of Common Stock."

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
     STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
      THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

                     -----------------------------------

            The date of this Prospectus is ________________, 1997.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of those filings can be obtained from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and may also be obtained from the website that the Commission maintains at http://www.sec.gov.

         The Company has filed with the Commission, Washington, D.C. office, a Registration Statement on Form SB-2 under the Securities Act for the registration of securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities to which this Prospectus relates. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise indicated, the information in this Prospectus does not give effect to 1,739,500 shares of Common Stock issuable upon the exercise of outstanding options and warrants.

THE COMPANY

         The Company markets unique, high-quality golf training and performance products and accessories to domestic and foreign markets. With the cooperation and support of several professional golfers and golf equipment manufacturers, the Company offers a line of products aimed at improving the game of golfers at any level and enhancing enjoyment of the game.

         The Company was incorporated in Florida on October 1, 1993. Executive offices are located at 14561 58th Street North, in Clearwater, Florida 34620. The telephone number at that address is (813) 535-7770.

THE OFFERING

         Common Stock
         outstanding  . . . . . . . . . .          4,725,340 shares

         Common Stock offered by
         Selling Shareholders . . . . . .          1,318,448 shares (1)

         Use of Proceeds  . . . . . . . .          The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Shareholders.  See "Use of Proceeds."

         Risk Factors . . . . . . . . . .          The shares of Common Stock offered hereby are speculative in nature and involve a high degree of risk.  See "Risk Factors."

         Nasdaq OTC Bulletin Board
         symbol   . . . . . . . . . . . .          LBGF

----------------

         (1) Includes 125,000 shares of Common Stock issuable upon the exercise of warrants issued to a lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRIOR REGISTRATION STATEMENT

         The Prospectus also cover 265,000 outstanding Class A warrants, 275,000 Class B warrants and 540,000 shares of Common Stock underlying those warrants previously registered on a Registration Statement on Form S-1 (File No. 33- 97770). Each Class A warrant is exercisable into one share of Common Stock at an exercise price of $4.75 per share. Each Class B warrant is exercisable into one share of Common Stock at an exercise price of $7.50 per share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                         SUMMARY FINANCIAL INFORMATION



===========================================================================================================
                               October 1, 1993              Year Ended                 Three Months Ended
         Statement of         (Inception) Through          September 30,                    December 31,
       Operations Data:       September 30, 1994         1995       1995                 1995         1996
-----------------------------------------------------------------------------------------------------------
  Revenue                           $   22,339      $   98,474       $  495,681      128,302         70,200
-----------------------------------------------------------------------------------------------------------
  Costs and expenses:
     Cost of sales                      15,791         149,263          198,396       29,768         19,587
     Common shares issued
       for services                     21,500         664,726          111,950        ---           92,043
     General  and
       administrative                  357,792         727,178        1,287,951      240,547        651,318
                                    ----------      ----------       ----------    ---------      ---------
                                       395,083       1,541,167        1,598,297      270,315        762,948
------------------------------------------------------------------------------------------------------------
    Net loss from operations          (372,744)     (1,442,693)      (1,102,616)    (142,013)      (692,748)
------------------------------------------------------------------------------------------------------------
  Other income and
   (expense):
     Interest expense                  ---             (10,175)          (7,087)      (5,311)        (7,089)
     Interest expense-related          (12,382)        (20,314)         (35,492)       ---          (31,254)
      party                         ----------      ----------       ----------    ---------      ---------
------------------------------------------------------------------------------------------------------------
    Net loss                       $  (385,126)    $(1,473,182)     $(1,145,195)    (147,342)      (731,091)
------------------------------------------------------------------------------------------------------------
  Per share information:
------------------------------------------------------------------------------------------------------------
  Weighted average number
  of common shares                   1,624,703       1,991,640        2,698,060    2,612,218      3,194,007
  outstanding
------------------------------------------------------------------------------------------------------------
  Net loss per share               $      (.24)    $      (.74)     $      (.42)   $    (.06)     $    (.23)
============================================================================================================


==============================================================================================================
                                                           September 30,
            Balance Sheet Data:                                                           December 31, 1996
                                                 1995                        1996
--------------------------------------------------------------------------------------------------------------
  Current assets:
    Cash                                                $  8,061              $ 46,923                 ---
    Accounts Receivable                                      202                13,138              $ 60,105
    Prepaid expenses                                           -                 9,000                 9,000
    Inventory                                            156,657               156,356               358,043
                                                        --------              --------               -------
       Total current assets                              164,920               225,417               427,148
                                                        ========              ========              ========
--------------------------------------------------------------------------------------------------------------
  Total Assets:                                        $ 188,214             $ 454,515             $ 808,067
--------------------------------------------------------------------------------------------------------------
  Total Liabilities and Shareholders' Equity:          $ 188,214             $ 454,515             $ 808,067
==============================================================================================================

FORWARD-LOOKING STATEMENTS

         The Company cautions readers that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this Prospectus or which are otherwise made by or on behalf of the

Company. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may effect the Company's results include, but are not limited to, the risks and uncertainties discussed in "Risk Factors" below, as well as those discussed elsewhere in this Prospectus and in the Company's other filings with the Commission.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

HISTORY OF LOSSES AND UNCERTAINTY OF FUTURE FINANCIAL RESULTS

         The Company has experienced accumulated losses from operations to date and future financial results are uncertain. As such, there can be no assurance that the Company can be operated in a profitable manner. Profitability depends upon many factors, including the success of the Company's marketing program, the maintenance or reduction of expense levels and the success of the Company's business activities. The Company has accumulated losses of $1,145,195 and $1,473,182 during its fiscal years ended September 30, 1996 and 1995, respectively and $692,748 and $142,013 during the quarters ended December 31, 1996 and 1995, respectively. From its inception on October 1, 1993 through December 31, 1996, the Company has accumulated losses from operating activities of $3,696,251. See "Financial Statements."

DOUBT ABOUT COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN

         The auditors' report on the Company's financial statements contains an explanatory paragraph indicating there is substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."

POTENTIAL CONTINGENT LIABILITY REGARDING POSSIBLE SECURITIES LAW REGISTRATION VIOLATIONS

         The purchasers in a private offering of shares of the Company's Common Stock during September through November 1996 may have certain rescission rights pursuant to federal and state securities laws. Accordingly, the Company may have a contingent liability for rescission of up to $524,000, plus interest at 12% per annum. The exercise of such rescission rights by a sufficient number of the purchasers may have a material adverse effect upon the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR ADDITIONAL FUNDS

         The Company requires additional funding of at least $2,000,000 to fund its operations through September 30, 1997. The Company may also require additional funds after such period or prior to the expiration of such period in the event the Company experiences certain unforeseeable events or the Company's products fail to achieve anticipated customer response. The Company has secured a $500,000 line of credit (the "Credit Facility") and is exploring other sources of potential financing, including a private offering of its preferred stock. There is no assurance however, that the Company will be able to secure the necessary funds on terms acceptable to it or at all. Failure to secure needed financing would have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

UNCERTAINTY OF CONTINUATION OF MATERIAL AGREEMENT

         The Company has an exclusive marketing agreement with Marshall Products, Inc.("Marshall Products"), regarding certain products developed by Mr. Perry Marshall. Mr. Marshall individually holds the patents to those products and, as a result, Marshall Products may not be able to meet its contract obligations should Mr. Marshall decide to limit the use of his products. See "Business - Products."

DISCRETIONARY CONSUMER SPENDING; SEASONALITY

         Sales of golf equipment and training aids have historically been dependent on discretionary consumer spending, which is affected by the popularity of golf and may be affected by general economic conditions. There can be no assurance that golf will continue to have the popularity that it has had in recent years. In addition, the Company's business operations may be adversely affected by prolonged recessionary periods that decrease the amount of discretionary income available to consumers. Furthermore, sales of the Company's products is seasonal in that the Christmas season and Father's Day are two strong buying periods. The spring season also produces strong orders in the first six months of each calendar year. See "Business-Competition."

DEPENDENCE ON KEY PERSONNEL

         The Company's success depends upon the continued contributions of Fred
L. Solomon, President and a director of the Company, James G. ("Greg") Solomon, Executive Vice President and a director of the Company, and Patricia Sanders, Secretary and a director of the Company, each of whom are also principal shareholders of the Company. Messrs. Solomon and Ms. Sanders currently devote substantially all of their business time to the affairs of the Company. The loss of services of, or a material reduction in the amount of time devoted to the Company by, these individuals could adversely affect the business of the Company. The Company may need to hire additional management personnel to support its planned business growth and there can be no assurances qualified personnel can be recruited and retained. The future success of the Company is highly dependent upon the Company's ability to attract and retain qualified key employees. The inability to attract and retain these individuals for the long term would have a material impact upon the business of the Company. See "Management."

LACK OF EXPERIENCE OF MANAGEMENT

         The financial success of the Company is partly dependent upon the management expertise and judgment of its officers regarding the promotion of its products. The current officers all have prior management experience with large and small businesses and devote all of their time to the affairs of the Company. However, the current officers do not have prior experience in the specific type of golf product promotion being conducted by the Company. The officers and directors will have the exclusive authority to manage and control and make all decisions regarding the business and affairs of the Company. There can be no assurance that management will be able to successfully conduct the operations of the Company due to this lack of experience.

FUTURE INCREASE IN MANAGEMENT COMPENSATION TO REASONABLE LEVELS

         Although currently, the officers and directors have received minimal compensation for their services, the Company may, in the future, compensate the Company's management with reasonable salaries and other benefits, which may be substantial in amount or cost. Payment of such salaries and/or the provision of such benefits may require the Company to have a greater gross profit margin than it currently has in order to achieve profitable operations in the future. Even though no compensation plan has been proposed or agreed upon, the payment of future salaries and the costs of these benefits may be a burden on the Company and may be a factor in limiting or preventing the Company from achieving profitable operations in the future. However, the Company would not continue to compensate management with such substantial salaries and other benefits under circumstances where to do so would have a material negative effect on the Company's financial condition. See "Management - Executive Compensation."

COMPETITION

         The Company will be competing with established companies and other entities, many of which may possess substantially greater resources than the Company. Almost all of the companies with which the Company competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than the Company now has, or will have in the foreseeable future. The golf industry has been characterized by widespread imitation of popular products. Increased competition generally, and the introduction or promotion of competing products specifically, could adversely affect the Company's revenues and profitability by exerting pricing pressure, reducing market share and creating other obstacles. In the golf industry, a company's ability to compete is dependent in part upon its ability to satisfy various subjective preferences of golfers, including the look and "feel" of a golf product and the level of acceptance that the product has achieved among professional and other golfers. The subjective preferences of purchasers of golf training products may be subject to rapid and unanticipated changes. There can be no assurance that the Company's golf training products will maintain market acceptance. See "Business - Competition."

LIMITED PUBLIC MARKET FOR COMMON STOCK

         The Company's Common Stock is traded on the OTC Bulletin Board under the symbol "LBGF". However, the market for the Common Stock is limited and sporadic.

TRADING RESTRICTIONS ATTENDANT TO PENNY STOCK STATUS

         A Commission rule imposes additional sales practice requirements on broker-dealers who sell certain low-priced securities ("Penny Stock") in transactions other than private offerings to persons other than established customers and institutional accredited investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and may require investors to hold the Company's securities for a longer period of time than they desire. Generally, a Penny Stock has a market price below $5.00 per share and does not qualify for any of the other exceptions to that status. Although, as of the date of this Prospectus, the Company's Common Stock is exempt from status as a Penny Stock by virtue of Rule 3a51-1(f) of the Exchange Act, there can be no assurance that the Common Stock will continue to meet the requirements of that or any other exemption. Failure for the Common Stock to meet an exemption could have a material adverse effect on liquidity of a market for the Common Stock.

SHARES ELIGIBLE FOR  FUTURE SALE

         As of the date of this Prospectus, the Company has 4,725,340 shares of Common Stock outstanding. Of these shares, 3,087,540 are deemed to be "restricted securities" as that term is defined under Rule 144 promulgated pursuant to the Securities Act. Of such shares, 1,193,448 shares are being registered pursuant to the Registration Statement of which this Prospectus forms a part and will generally be capable of public sale without restriction. As of the date of this Prospectus, 1,455,040 of the remaining restricted shares are presently eligible for sale in the public market pursuant to Rule 144 (as in effect on April 29, 1997). The remaining 439,052 restricted shares will become eligible for sale subject to the restrictions of Rule 144 (as in effect on April 29, 1997), at varying times from April 1996 to March 1998. See "Shares Eligible for Future Sale."

          As of the date of this Prospectus, options and warrants to purchase 1,739,500 shares of Common Stock are issued and outstanding. An aggregate of 650,000 shares of the Common Stock issuable upon exercise of certain warrants are hereby being or have previously been registered.

         Any future sale of the shares of Common Stock held by existing shareholders, or the perception that such sale may occur, could have an adverse effect on the price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions," "Description of Securities" and "Shares Eligible for Future Sale."

LACK OF DIVIDENDS

         There can be no assurance that the continued operations of the Company will result in any revenues or will be profitable. The Company has never paid dividends to any of its shareholders. At the present time, the Company intends to use any earnings which may be generated to fiance the growth of the Company's business and continued growth. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, the Company does not presently intend to pay dividends and there can be no assurance that dividends will ever be paid. See "Dividend Policy."

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS

         This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operation, including plans and objectives relating to the development of the Company's business. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based on a successful execution of the Company's business strategy and assumes that the Company will be profitable, that the contract manufacturing industry will not change materially or adversely, and that there will be no unanticipated material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Selling Shareholders."

                                DIVIDEND POLICY

         The Company has not paid dividends on its Common Stock and does not intend to pay dividends for the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Payment of dividends in the future will depend, among other things, upon the Company's ability to generate earnings, its need for capital and its overall financial condition.

                          PRICE RANGE OF COMMON STOCK

         The Company's Common Stock has been listed for trading on the OTC Bulletin Board, under the symbol "LBGF" since the Company's last fiscal quarter of 1996. The following table sets forth, for the calendar quarters indicated, the range of high and low prices per share of Common Stock as reported by the OTC Bulletin Board:

                                                                                     HIGH             LOW
                                                                                     ----             ---
Fourth Quarter 1996 (Ending September 30, 1996) . . . . . . . . . . . . . .          3 7/8            3 1/8
First Quarter (Ending December 31,1996) . . . . . . . . . . . . . . . . . .          4 7/8            3 1/16
                                                                                     -----            ------
Second Quarter (Ending March 31, 1997)  . . . . . . . . . . . . . . . . . .          3 7/16           2 5/16

         On April 1, 1997, the closing price of the Common Stock as reported by the OTC Bulletin Board was $2 1/2 per share.

                            SELECTED FINANCIAL DATA

         The following selected financial data of the Company for the period October 1, 1993 (inception) through September 30, 1994, the years ended September 30, 1995 and 1996, and as of September 30, 1993, 1994, 1995 and 1996
are derived from the Company's financial statements and have been audited by Winter, Scheifley & Associates, P.C., independent certified public accountants. The statement of operations data for the three months ended December 31, 1995 and 1996 and the selected balance sheet data as of December 30, 1996 are derived from unaudited interim financial statements contained elsewhere herein. The unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended December 31, 1996 are not necessarily indicative of the results that may be expected for the year ending September 30, 1997. This financial data should be read in conjunction with the financial statements and the notes thereto, the unaudited interim financial statements and the other financial information appearing elsewhere in this Prospectus.

===========================================================================================================
                                    October 1, 1993                                   Three Months Ended
                                      (Inception)            Year Ended                   December 31,
         Statement of             Through September        September 30,
       Operations Data:                  30,                                          1995           1996
                                        1994            1995             1996
-----------------------------------------------------------------------------------------------------------

  Revenue                           $   22,339      $   98,474       $  495,681      128,302         70,200
-----------------------------------------------------------------------------------------------------------
  Costs and expenses:
     Cost of sales                      15,791         149,263          198,396       29,768         19,587
     Common shares issued
       for services                     21,500         664,726          111,950        ---           92,043
     General  and
       administrative                  357,792         727,178        1,287,951      240,547        651,318
                                    ----------      ----------       ----------    ---------     ----------
                                       395,083       1,541,167        1,598,297      270,315        762,948


-----------------------------------------------------------------------------------------------------------
    Net loss from operations          (372,744)     (1,442,693)      (1,102,616)    (142,013)      (692,748)
-----------------------------------------------------------------------------------------------------------
  Other income and
   (expense):
    Interest expense                   ---             (10,175)          (7,087)      (5,311)        (7,089)
    Interest expense-related
     party                             (12,382)        (20,314)         (35,492)       ---          (31,254)
                                     ---------       ---------        ---------
-----------------------------------------------------------------------------------------------------------
    Net loss                       $  (385,126)    $(1,473,182)     $(1,145,195)    (147,342)      (731,091)
-----------------------------------------------------------------------------------------------------------
  Per share information:
-----------------------------------------------------------------------------------------------------------
  Weighted average number
  of common shares                   1,624,703       1,991,640        2,698,060    2,612,218      3,194,007
  outstanding
-----------------------------------------------------------------------------------------------------------
  Net loss per share               $      (.24)    $      (.74)     $      (.42)  $     (.06)   $      (.23)
===========================================================================================================


============================================================================================================
                                                                 September 30,
             Balance Sheet Data                                                           December 31, 1996
                                                          1995                 1996
------------------------------------------------------------------------------------------------------------
  Current assets:
    Cash                                                $  8,061              $ 46,923              ---
    Accounts Receivable                                      202                13,138              $ 60,105
    Prepaid expenses                                           -                 9,000                 9,000
    Inventory                                            156,657               156,356               358,043
                                                        --------              --------               -------
       Total current assets                              164,920               225,417               427,148
                                                        ========              ========              ========
------------------------------------------------------------------------------------------------------------
  Total Assets:                                        $ 188,214             $ 454,515             $ 808,067
------------------------------------------------------------------------------------------------------------
  Total Liabilities and Shareholders' Equity:          $ 188,214             $ 454,515             $ 808,067
============================================================================================================

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR FISCAL QUARTERS ENDED DECEMBER 31, 1996 AND 1995

         The Company experienced a net operating loss of ($731,091) for the quarter ended December 31, 1996 compared to ($147,324) for the quarter ended December 31, 1995. Net sales and cost of sales for the quarter ended December 31, 1996 were $70,200 and $19,587, respectively, as compared to net sales of $128,302 and cost of sales of $29,768 for the quarter ended December 31, 1995.

         During the quarter the Company emphasized expansion of its product line from 6 products to 14 and continuing development of its retail distribution channels. Several presentations were made to top sporting goods chains and other retailers with significant commitments from Service Merchandise, The Sports Authority and Champs. Orders from these retailers are anticipated during the first quarter of calendar 1997. Interest in the Angleiron(TM) is particularly high. The Company introduced its complete product line at the PGA show in Orlando, Florida in January, 1997 and presented its product line at the Supershow in Atlanta in February, 1997.

         Selling, general and administrative expenses for the quarter ended December 31, 1996 were $651,318 as compared to selling, general administrative expenses of $240,547 for the same period in 1995. The increase over last year of $410,771 resulted primarily from monies expended in preparation of the launch of the Company's product line. Some of the categories these monies were for included advertising, sales promotion, public relations, trade shows, sales related travel, point of purchase material, infomercial-related consulting and professional endorsements. Additionally, $82,115 for accrued Officers' salaries was included in selling, general and administrative expense. Stock issued for services related to endorsements, consulting and compensation was valued at approximately $92,043 for the quarter ended December 31, 1996. Stock was not issued for services during the quarter ended December 31, 1995.

         Net cash used in operations was ($458,300) for the quarter ended December 31, 1996 as compared to ($96,540) for the same period in 1995. Notes payable to affiliates increased by $136,877 and accrued officers' salaries increased by $91,246 for the quarter ended December 31, 1996. Proceeds from the issuance of Common Stock were $461,005 for the quarter ended December 31, 1996 as compared to $150,000 for the quarter ended December 31, 1995. Included in the Common Stock proceeds for the quarter ended December 31, 1996 was the conversion of the note payable to affiliates (including interest of $32,404) for $571,915 and the conversion of accrued officers' salaries (including interest of $21,871) for $559,929 to stockholder's equity.

RESULTS OF OPERATIONS FOR FISCAL YEARS ENDED SEPTEMBER 30, 1996 AND 1995

         The Company experienced a net operating loss of $1,145,195 for the fiscal year ended September 30, 1996, compared to a net operating loss of $1,473,182 for the fiscal year ended September 30, 1995, a decrease of 22.3%. Net sales and cost of sales for the fiscal year ended September 30, 1996, were $495,681 and $198,396, respectively, as compared to net sales of $98,474 and cost of sales of $149,263 for the fiscal year ended September 30, 1995. The sales increase resulted from a large sale to Best Buy for $265,000 and increasing sales into retail of SCRATCH SCORE GOLF(TM) and ONE PUTT PERFECTOR. Selling, general and administrative ("SGA") expenses for fiscal year 1996 were $1,399,901, as compared to $1,391,904 for fiscal year 1995, an increase of only 0.6%. Included in SGA expenses is stock issued for services related to product development and marketing of $111,950 for fiscal year 1996 as compared to $664,726 for fiscal year 1995, a decrease of 83.2%. The decrease was the result of the Company's ability to pay for services in cash in lieu of stock.

         Accrued officers' salaries increased by $287,548 in fiscal year 1996. Net cash used in operations was $506,505 for fiscal year 1996, as compared to $636,762 for fiscal year 1995. Notes payable to affiliates increased by $272,233 for fiscal year 1996. Proceeds from the issuance of Common Stock were $455,000 for fiscal year 1996 as compared to $609,177 for fiscal year 1995.

TRENDS AND UNCERTAINTIES

         The Company is focusing its efforts on the retail market development of its products through presentations to major sporting goods chains and other retailers, tradeshows, and infomercials beginning in the second quarter of 1997. The Company seeks to maintain low operating costs and continues to source high quality, low cost manufacturers for its products. However, increased marketing expenses will probably occur in future periods as the Company continues to increase its market penetration and operating revenues.

         The sale of the Company's products are seasonal with Father's Day and the Christmas season being two strong buying periods. Additionally, the spring season produces strong orders well into the summer months. Major retailers such as Service Merchandise and Sports Authority have expressed an interest in carrying several of the Company's products in their stores. The continuation of obtaining additional types of new business and markets is uncertain and the continued success of any of the Company's new marketing strategies for generating revenue is uncertain.

         Inasmuch as a major portion of the Company's activities is in the development and marketing of golf training aids, the Company's business operations may be adversely affected by competitors and prolonged recessionary periods.

         The purchasers in a private placement of shares of the Company's Common Stock during September through November 1996 may have certain rescission rights pursuant to federal and state securities laws. Accordingly, the Company may have a contingent liability for rescission of up to $524,000, plus interest at 12% per annum. The exercise of such rescission rights by a sufficient number of the purchasers may have a materially adverse effect upon the Company.

LIQUIDITY AND CAPITAL RESOURCES

         The Company was in the developmental stage through the fiscal year ended September 30, 1995. The Company will begin airing infomercials in the first half of calendar 1997. The infomercials will emphasize the Company's premier products, ANGLEIRON(TM) and SCRATCH SCORE GOLF, and provide brand identification for the "Level Best Golf" product line.

         In June 1996, the Company entered into a 3-year lease for its current facility at a monthly rental rate of $6,000. Other than this lease, the Company has no material commitments for capital expenditures. The Company has an option to buy its current facility at a price of $600,000. The Company intends to purchase its new facility when it can obtain acceptable mortgage financing for not less than 80% of the purchase price. The Company may elect to pay all or part of the purchase price with proceeds realized, if any, from the sale of Common Stock pursuant to exercise of outstanding Warrants, although there is no assurance that sufficient proceeds will be received from such exercise for such purposes.

         The Company has incurred an operating loss of $731,091 for the quarter ended December 31, 1996 and has incurred operating losses of $1,145,195 and $1,473,182, respectively, for the fiscal years ended 1996 and 1995. Through the Company's first fiscal quarter of 1997, the Company has not generated positive cash flow from operations.

         At December 31, 1996, the Company had negative working capital of $1,004,043. The Company's independent auditors had qualified their opinion of the Company's financial statements for the fiscal year ended September 30, 1996, to the effect that there is substantial doubt about the ability of the Company to continue as a going concern.

         The Company requires additional funding of approximately $2,000,000 to fund its operations through September 30, 1997. In April 1997, the Company entered into an agreement for the Credit Facility in the principal amount of $500,000, with a sublimit of $350,000 for purchase orders. The lender will provide a maximum advance of 60% on all purchase orders approved by it and a minimum advance equal to the Company's costs related to purchase orders. The Company will pay interest on any outstanding loans at a rate of 20% per annum. The lender has been granted a first lien on all assets of the Company, received a commitment fee equalling 3% of the principal amount of the Credit Facility, and a 1% syndication fee. The lender was also granted five year warrants to purchase 125,000 shares of the Company's Common
Stock, exercisable at $2.00 per share, subject to adjustment. The term of the Credit Facility is one year commencing on April 4, 1997.

        In addition, the Company is also seeking to sell up to $3,825,000 of 8% Subordinated Convertible Debentures due March 31, 2000 (the "Debentures") in a private offering. The Debentures, which are subordinated to substantially all of the Company's indebtedness, are convertible into shares of Common Stock at a conversion price of $2.00 per share at the option of the holder or the Company on or after December 31, 1997. There can be no assurance that the Company can sell any or all of the Debentures offered.

         There can be no assurance that either the Credit Facility, the private offering of Debentures or any other source of potential financing which the Company is presently considering will provide sufficient funds through September 30, 1997. The Company may also require additional funds after such period or prior to the expiration of such period in the event the Company experiences certain unforeseeable events or the Company's products fail to achieve anticipated customer response. There is no assurance that additional funds will be available to the Company on terms acceptable to it or at all. Failure to secure needed financing would have a material adverse effect on the Company.

                                    BUSINESS

PRODUCTS

         The Company's flagship product is SCRATCH SCORE GOLF(TM). The product consists of three, 2-hour videos that address almost every facet of the game. It also comes with five training aids designed to work in conjunction with the practice drills demonstrated on the videos. Tape 1--"The Clinic: The Full Fall Swing"--gives easy-to-follow instructions that help the golfer feel the correct swing motion for driver, fairway woods and long irons. Tape 2--"The Clinic:
The Short Game: Error Corrections and Misconceptions"--shows proper techniques for chipping, pitching, sand shots and putting. Tape 2 also demonstrates correction for hooks, slices and other problem shots. Tape 3--"Playing the Course"--shows golfers how to not get bogged down with too many swing mechanics and also how to manage the golf game on the course. Included is a 20-minute segment with noted sports psychologist, Dr. David Cook. Throughout the videos, there are training aids to convey easy-to-understand practice drills from which to build a solid golf swing.

         This product, initially called MAXIMIZING YOUR GAME(TM), was introduced by another party in 1992 through an infomercial, which ran in 1993 and sold over 100,000 units at $149.95 per unit. During the second quarter of 1997, the Company will re-introduce the product into the retail market at a price ranging between $39.95 and $49.95 and will simultaneously offer the product via an infomercial at a price of $59.95.

         In 1995, the Company acquired exclusive marketing rights to the SCRATCH SCORE GOLF(TM) system. The contract is automatically renewed on a year-to-year basis if annual payments of at least $20,000 are made to Gator Golf Enterprises, Inc. ("Gator Golf"), a company controlled by Mr. Armstrong. As of the date of this Prospectus, the agreement with Gator Golf is still in effect. Under the terms of the Agreement, the Company pays 10% of the gross collected revenue on SCRATCH SCORE GOLF(TM) to Gator Golf. Gator Golf may terminate the Agreement upon written notice if timely payments are not made by the Company or in the event the Company declares bankruptcy or is insolvent. The Company would have 10 days to cure any default.

         From SCRATCH SCORE GOLF(TM), the Company developed three individual instructional videos, each packaged with a training aid. THE TEMPO BALL focuses on the swing lesson, THE RULER focuses on alignments and the short game, and THE HANGER focuses on the power lesson.

         Each of these products has a selling price point of $19.95. This price point targets not only the inexpensive self-purchase, but also the much larger gift-buying audience and allows the products to enter into an expanded distribution pattern. The promotional series has been available for general retail since the fourth quarter of 1996.

         The Company has an exclusive marketing agreement with Marshall Products for the ONE PUTT PERFECTER and other golf related products currently under review and development by Mr. Perry Marshall, its principal. The agreement is for a term of five years from the effective date of January 1, 1994, with an option to renew the agreement for an additional five years. The Company pays a royalty of 7.5% of net sales. In the event that net sales of units shall not exceed in the aggregate, for a period of four years, 60,000 units, Marshall Products shall have the right to give the Company 30 days notice of the termination of the exclusive character of the agreement, unless the Company can show, to the satisfaction of Marshall Products that its failure was attributable to facts beyond its control, such as market conditions, failure of supply of needed raw materials or strike. Marshall Products may terminate the Agreement upon written notice if timely payments of royalties are not made by the Company or in the event the Company declares bankruptcy or is insolvent. The Company would have 90 days to cure any default.

         Mr. Marshall individually holds the patents relating to these products. As result, Mr. Marshall could, in the future, limit the Company's use of the products. However, Marshall Products is controlled by Mr. and Mrs. Marshall and the Company does not foresee any limitations or possible breach of contract by Marshall Products.

         The ONE PUTT PERFECTER is a patented training aid designed to help golfers of any skill level develop a pendulum putting stroke. The ONE PUTT PERFECTER is a small plastic component. It attaches to the shaft of a putter just above the head and has a small vial which assures that the ONE PUTT PERFECTER is square to the club face of the putter in one plane, and is level with the horizon when the golfer addresses the ball. Inside the body of the ONE PUTT PERFECTER, a small white ball sits on the front end of the ONE PUTT PERFECTER when the golfer is addressing a putt. When the golfer makes a putting stroke, the white ball travels toward the rear of the ONE PUTT PERFECTER and lands in one of the three pockets (similar to a pool table ball and pocket). The center pocket is located directly behind the point where the small white ball is located prior to making the stroke. If a proper straight back and straight through the target stroke (pendulum stroke) is made, the white ball will go into this pocket, which is centered between two other pockets. If the white ball travels into either of the other pockets, it would indicate the putter's stroke was incorrect by taking the putter path inside or outside of the desired center line path and would indicate that correction is needed. The 30-minute instructional video shows golfers how to attach and use the ONE PUTT PERFECTER and how to make proper strokes and correct faults in improper strokes.

         The ONE PUTT PERFECTER is planned to retail at $19.95. The Company will introduce this product in sporting goods stores in the second quarter of 1997.

         The Company also has an exclusive, worldwide marketing agreement with Automated Golf Training Aids, Inc. ("Automated Golf"), for the ANGLEIRON(TM). The agreement is for a term of five years that began March 31, 1996. So long as the Company has achieved the minimum royalty levels in each of the five contract years, the agreement will continue from year to year thereafter. The Company pays a royalty of 8% of ANGLEIRON(TM) net sales. The Company must make minimum royalty payments of $50,000 in 1997 and of $100,000 for each of 1998 through 2000. If the Company has defaulted for at least 30 days on any payment due under the agreement, Automated Golf may terminate the agreement by giving 10 days prior written notice to the Company. The Company has 30 days thereafter to cure any defect.

         The ANGLEIRON(TM) is a multi-purpose training club for all levels of play. The ANGLEIRON(TM) is a single golf club that adjusts to a 3, 5, 7 or 9 iron or sand wedge setting that locks into place with a turn of a dial near the foot of the club's shaft. This product will help any golfer develop a better chipping, pitching and full swing motion. The ANGLEIRON(TM) will begin airing on infomercial by the end of the Company's second fiscal quarter of 1997.

         The Company has an exclusive marketing agreement with Innovative Products, Inc., for the BALL BUTLER. The agreement is for a term of five years beginning January 1, 1997. The Company pays a royalty of $3.50 per unit for the first 10,000 units sold and 11% of gross sales for all subsequent units sold. The Company is required to maintain minimum unit sales for each calendar year of the agreement. The minimum for 1997 is 150,000 units; for 1998, 250,000 units; for 1999, 300,000 units; for 2000, 150,000 units; and for 2001,
100,000 units. The BALL BUTLER device hangs on either the inside or outside of a golf bag, holds up to 12 golf balls at a time and provides easy access to golf balls.

The BALL BUTLER will be distributed directly into the retail market beginning in either the second or third quarter of 1997 and will be priced at approximately $20.

         The Company has entered into a licensing agreement with Plane Sight, Inc. ("Plane Sight"), whereby the Company has the exclusive right to market the PLANE SIGHT LASER or LASER TRACKER. The term of the agreement is 36 months from the date of the first shipment of the product. Plane Sight has the right to terminate the agreement if the Company fails to make a first shipment within six months of January 25, 1997, or if the Company fails to maintain minimum sales of the product of 25,000 units in the first 12 months, 40,000 units in the second 12 months and 60,000 units in the third 12 months. The Company has agreed to pay a 10% royalty to Plane Sight on quarterly net collected sales of the product.

         The LASER TRACKER or PLANE SIGHT LASER is a product made with high quality laser technology. It is designed to help any golfer improve his/her game by allowing the golfer to follow the line of his/her swing. The Company has initiated negotiations to market the product and anticipates that the product will be available in the United States by the end of the Company's third fiscal quarter of 1997, although there is no assurance that it will be available by then.

         The Company has an exclusive, worldwide marketing agreement with Donald Cofer for GOLF 21. The agreement is for a term of five years that began in February 1996 with renewal options for an additional five years. The Company issued Mr. Cofer 2,000 shares of its Common Stock and agreed to pay a royalty of 7.5% of gross sales. The Company is required to maintain minimum unit sales for each calendar year of the agreement. The minimum for the first year is 10,000 units; for the second year, 20,000 units; for the third year, 30,000 units; for the fourth year, 40,000 units; and for the fifth year, 50,000 units. GOLF 21 is an indoor/outdoor putting game for all ages that not only entertains, but also can improve putting skills. It is promotionally priced and has been available since the fourth quarter of 1996.

         The Company has negotiated with Bill and Nikki Coward ("BNC") the rights to market and sell on an exclusive, worldwide basis, a patented golf bag cover under the name of the CLUBS HOUSE (originally the CLUB PARKA). However, BNC also retains the right to sell the product in green grass pro shops and off-course golf shops. The Company is required to pay BNC 10% of gross collected sales of the CLUBS HOUSE on a quarterly basis. The term of the agreement is five years provided the Company sells 50,000 units in 1997, and 100,000 units for each of 1998 through 2001. This is a high quality, uniquely designed golf bag cover for use in inclement weather. It is promotionally priced, has a universal need and can be purchased for personal use or as a gift.

         The GOLFERS FIRST AID CADDY is an assortment of products (aspirin, bandages, sunscreen, etc.) packaged as a gift for golfers. This product is promotionally priced and packaged for impulse buying. This product is expected to be available by the end of the third quarter of 1997, although there is no assurance that it will be available by then.

         The REACH VIDEO is a program of the National Association of Junior Golfers, sponsored by the Company and produced in cooperation with the United States Golf Association, the PGA and the Ladies Professional Golfers Association of America. This one-hour video, which targets junior golfers, highlights the Rules, Etiquette, Appreciation, Conduct and History of the game
of golf.    The product was made available for general retail beginning in the fourth quarter of 1996.

         The Company is reviewing numerous products for market viability. The Company is also evaluating other golf product companies for potential acquisition. Currently, the Company has not targeted any specific acquisitions. The Company plans to finance any future products or acquisitions by future revenue from operations and/or any proceeds received from subsequent sales of the Company's debt or equity securities or upon exercise of the Company's Warrants, if any. There is no assurance that any financing for either of these purposes will be available.

MARKET

         As of late 1994, the total U.S. golf market was estimated at 25 million people. The Japanese market provides an additional 17 million golfers using courses, and another 20 million on off-course venues. U.K., Australian and Asian markets are fairly well developed, while India and Western Europe are in early growth stages.

         The number of U.S. golfers is expected to grow by another 20 million by the year 2000. The National Golf Foundation, as reported in Golf Magazine, recently released the statistics from its five-year study of consumer spending on golf. They reported that consumers (both golfers and non-golfers) spent in excess of $16 billion on golf and golf-related products in 1994. The study revealed "that the average occasional golfer (fewer than eight rounds per year) spends $144 a year on equipment and merchandise. Moderate golfers (8 to 24 rounds a year) each spend $248 annually, and avid golfers (24 or more rounds per year) spend over twice that, $548 a year." The market is growing at the rate of 20% per year.

         Aging baby boomers and successful women are playing the sport in record numbers. Both groups spend significantly on leisure activities. Golf instruction is one of the fastest growing segments of the golf industry. Given that golfers tend to spend more as they get older, all of this is good news for the golfing industry.

         Capturing a large share of the U.S. market is the highest immediate priority for the Company. International markets will be explored as the Company cultivates these markets, with due diligence performed in each market, and paced strategies for global expansion.

MARKETING STRATEGY

         The Company's marketing strategy employs a multi-tier strategy of direct response television, direct response print, event marketing and television supported retail marketing through conventional distribution systems and outlets. Direct response is when the customer responds to a television commercial or print ad and places a credit card order with the Company.

         A two-minute direct response television commercial and a one-minute retail support commercial on the Company have been completed. The commercials feature pro golfer Wally Armstrong and golf school owner Greg Ortman, and were filmed at Grenelefe Resort near Orlando, Florida.

         The Company intends to employ the development of a golf tips column by Wally Armstrong and a series of three- minute instructional mini-programs to be inserted into golf programs on the various broadcast and cable sports networks.

         The Company has created an interactive golf product page featuring all the Company's products, golf clubs and training and instruction aids. This interactive web page can be found on the Internet at http://www.levelbestgolf.com.

         Editors and writers at both general consumer and specialty publications have received complete information kits (news release, photos, video and actual product samples). Articles are planned to support the primary marketing thrust provided by direct response television. The publicity effort is planned to include the use of a newspaper mat service. Three different articles are planned to be distributed to small daily and large weekly newspapers in wealthy suburban markets. These types of articles offer advice and talk about the benefits of the Company's products. A toll-free number appears in some articles, while others offer a free brochure.

         Additionally, the Company's infomercial marketing strategy employs a product tier approach consisting of primary infomercial products, secondary infomercial products, mid-range price point products and promotional price point products. Furthermore, the Company has identified three product classifications consisting of learning/teaching, performance improvement and accessories.

         Primary infomercials will be produced by the Company and run on cable and television. A primary infomercial is one in which a new product is being introduced to the public and has neither been available at retail nor on infomercial prior to the airing of the primary infomercial. The products will range in retail price points from $69.95 to $149.95. The ANGLEIRON(TM) would be an example of a primary infomercial product.

         Secondary infomercials will be a "second" generation of a primary infomercial running at a reduced retail price point. These infomercials re-introduce products that have previously been introduced to the public at retail or otherwise and will run in conjunction with retail placement at price points from $59.95 to $99.95. SCRATCH SCORE GOLF(TM) would be an example of a secondary infomercial product.

         Mid-range price products will be non-infomercial products (with exceptions) with price points between $39.95 and $59.95, and are expected to be the items most likely to appeal to large specialty and significant sporting goods departments in general retail and catalog. SCRATCH SCORE GOLF(TM) will be an example of a mid-range price product when it is re-introduced to the retail market after the secondary infomercial stops airing.

         Promotional price point products will be non-infomercial products (with exceptions) with price points between $14.95 and $29.95, and an objective of reaching mass market appeal. A retailer would purchase these products for resale during seasonal periods. Examples of promotional price point products would be the ONE PUTT PERFECTER, SCRATCH SCORE GOLF(TM) promotional series, GOLF 21, BALL BUTLER, PERFORMANCE PACK, PARKA, GOLFERS FIRST AID CADDY and REACH VIDEO.

DISTRIBUTION

         The Company has developed the following to implement the distribution and marketing plan of its products:

         SALES TO NATIONAL CHAINS. The Company has contractual agreements with 12 independent representative organizations. This structure equates to 33 offices in 48 states with over 45 representatives calling on customers. These representative organizations are known to have an excellent reputation within the sporting goods industry with the ability over a period of time to present the Company's product line-up to many retailers throughout the country.

         SALES TO GOLF SHOPS. The Company is currently investigating the best method by which to manage sales to both green grass golf pro shops and off course golf pro shops. The Company believes that by the first half of 1997 it will have a sales force in place to commence selling efforts in this business segment, although there is no assurance that it will be accomplished by then.

         OVERSEAS SALES. The Company has employed a representative organization to pursue opportunities in Canada and the initial response has generally been positive. The Company is currently discussing business opportunities in Japan with a variety of agents, representatives and potential customers. The Company believes that a relationship will be developed, and in conjunction with its expanded product line-up, will be able to capitalize on this opportunity during the first half of 1997, although there is no assurance that it will occur by then.

         INFOMERCIALS. The ANGLEIRON(TM) will be the Company's first vertical (totally produced) infomercial. The creative/production process was started in September 1996 and it is anticipated that the "roll out" will be in April of 1997. The Company is developing additional infomercials.

MANUFACTURING AND ASSEMBLY

         The Company outsources all component manufacturing to proven reliable sources and also has alternate sources available at similar costs. All components except for curved glass vials and custom molded plastic bodies are readily available from a number of suppliers. Dickson Tool and Mold, Inc.,
Brooksville, Florida, is the current source for glass curved vials.    The
plastic molded bodies are also currently being provided by Dickson Tool and Mold, Inc., Brooksville, Florida. The Company owns all tooling used in this process.

         UPARC, Inc., St. Petersburg, Florida, does the final assembly of some components with quality surveillance being conducted by the Company's personnel. The Company also has in-house capability to support near-term requirements.

COMPETITION

         The Company's current and future products compete in the recreation, fitness, and sports training markets, which are highly competitive. Increased competition generally, and the introduction or promotion of competing products specifically, could adversely affect the Company's sales and profitability by exerting pressure to reduce pricing and thereby gross margins, reducing market share and creating other obstacles. In the golf industry, a distributor's ability to compete is dependent in part upon its ability to satisfy various subjective preferences of golfers, including the look and "feel" of a golf product and the level of acceptance that the product has achieved among professional and other golfers. The subjective preferences of purchasers of golf training products may be subject to rapid and unanticipated changes.

         The Company will be competing with established companies and other entities, many of which may possess substantially greater resources than the Company. Almost all of the companies with which the Company competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than the Company now has, or will have in the foreseeable future. It is also likely that other competitors will emerge in the near future. There is no assurance that the Company's products will compete successfully with other similar products. The Company intends to compete on the basis of quality of its products in addition to a price basis. Inability to compete successfully might result increased costs and reduced yields.

EMPLOYEES

         As of the date of this Prospectus, the Company has 12 full-time employees. None of the employees is subject to a collective bargaining agreement. The Company believes that its relationship with its employees is good. The Company will, as operations demand, sub-contract the balance of its personnel through independent contractors or hire additional employees.

DESCRIPTION OF PROPERTY

         The Company's executive offices are located at 14561 58th Street North, Clearwater, Florida 34620. These offices consist of approximately 5,500 square feet of office space and approximately 60,000 square feet of warehouse space on approximately 2.5 acres leased for three years and expiring on June 30, 1999, for $6,000 per month, plus applicable sales tax.

LEGAL PROCEEDINGS

         The Company currently has no material pending or threatened legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Pursuant to the Company's Articles of Incorporation, each director serves until the annual meeting of the shareholders, or until his successor is elected and qualified. Directors may be removed with or without "cause." The term of office of each officer of the Company is at the pleasure of the Company's Board.

         The directors and principal executive officers of the Company are as follows:


==================================================================================================================
                    Name                      Age           Current Company Positions             Director Since
------------------------------------------------------------------------------------------------------------------
  William E. Foley                             49     Director                                      1996
------------------------------------------------------------------------------------------------------------------
  Patricia A. Sanders                          48     Director and Secretary                        1993
------------------------------------------------------------------------------------------------------------------
  Fred L. Solomon (1)                          52     Director and President                        1993
------------------------------------------------------------------------------------------------------------------
  James G. ("Greg") Solomon (1)                43     Director and Vice President                   1993
------------------------------------------------------------------------------------------------------------------
  Donald E. Thompson                           46     Director                                      1996
------------------------------------------------------------------------------------------------------------------
  Curt L. Rodgers                              48     Chief Financial Officer                       ----
==================================================================================================================

(1)  Messrs. Fred and James (Greg) Solomon are brothers.

         WILLIAM E. FOLEY - Mr. Foley has been a Director of the Company since December 4, 1996. From 1987 to 1996, Mr. Foley was an employee of
Vi - Tel Electronics, Inc., ("Vi-Tel"), a consumer electronics distributor. From 1990 to 1996 Mr. Foley was Executive Vice President and Chief Operating Officer. From 1994 to 1996, Mr. Foley was also President of Selectronics, a consumer electronic manufacturer and subsidiary of Vi - Tel. Mr. Foley was responsible for all facets of the business of Selectronics, with specific emphasis on marketing and sales to the retail community. As President of Selectronics, Mr.

Foley was responsible for the start up, organization and expansion of this business segment with a product line for direct sale to retailers. From 1981 to 1987, Mr. Foley was owner and president of two separate companies: G & S Advertising, a full service advertising agency specializing in retail, and Flick's N Fones, a six-store retail operation. Prior to 1981, Mr. Foley held positions as Senior Vice President of Marketing and Advertising for Korvettes, Inc., a 50 store, $600 million discount retailer; Vice President Advertising for Vornado and Merchandise Manager for Mangurians Home Furnishings. Mr. Foley's professional career started with the JC Penney Company. Mr. Foley received a Bachelor of Science degree in Business Administration from Fairleigh University in 1969.

         Vi-Tel, Mr. Foley's former employer, filed a Chapter 11 proceeding on January 16, 1996, in the Bankruptcy Court of the Federal District Court for New Jersey, Case No. 96-20222.

         PATRICIA A. SANDERS - Ms. Sanders has been a Director and the Secretary of the Company since its October 1993 inception. From January 1989 to April 1993, Ms. Sanders worked as an executive assistant/corporate officer to Paul L. Simmons in the following companies; (i) Viral Control Technology, Inc. a public company located in Tampa, Florida, which marketed a line of environmentally safe disinfectants; (ii) Fam-Pak, St. Petersburg, Florida, a private company manufacturing Viral On-Guard, a disinfectant spray; (iii) R.O.S.T., Inc., a Tampa research and development company of environmental products and (iv) SanDesign, Inc., an environmental product design company. From January 1979 to January 1989, Ms. Sanders was administrative assistant at Nu-Room Company. Her responsibilities included marketing strategy, negotiating contracts, processing mortgages, payroll, inventory and overseeing staff and the production team.

         FRED L. SOLOMON - Mr. Solomon has been a Director of the Company since its October 1993 inception, its President since November 1994 and its Controller since January 1996. From inception to November 1994, he was a Vice President of the Company. From January 1993 to January 1994, Mr. Solomon was Vice President of Power Generation for Nab Construction Company. He was responsible for all aspects of the operation of power generation and mechanical contracting for all projects. From October 1989 to November 1990, Mr. Solomon was President of Southern Energy & Aerospace, Inc., a family-owned business which fabricated and installed mechanical systems for the electric utility power generation industry and which was acquired by JWP-Zack. Mr. Solomon's responsibilities included total management of the Gary, Evansville and Tampa Divisions which included sales, estimating, procurement and construction of the mechanical systems. From April 1978 to August 1989 Mr. Solomon was President of Specialty Maintenance & Construction, Inc., a general contractor with over 200 employees. Mr. Solomon performed a variety of sales, estimating, accounting, purchasing, human resources, contract negotiations and executive management services. Mr. Solomon received an Associates of Arts degree at Daytona Community College in 1964 and a Bachelor of Arts degree at the University of Florida in 1966.

         JAMES G. ("GREG") SOLOMON - Mr. Solomon has been a Director of the Company since its October 1993 inception and Vice President of the Company since November 1994. He had served as President of the Company from inception to November 1994. From October 1981 to July 1993, Mr. Solomon was Vice President of Southern Energy & Aerospace, Inc., a family-owned business which fabricated and installed mechanical systems for the electric utility power generation industry. He was responsible for operations and achieving the goals of the board of directors. He was also responsible for ensuring that critical schedules and project budgets were achieved through proper utilization of corporate resources. From November 1979 to September 1989, Mr. Solomon also acted as Vice President of Specialty Maintenance & Construction, Inc., a general contractor with over 200 employees. Mr. Solomon performed a variety of sales, estimating, accounting, purchasing, human resources, contract negotiations and executive management services.

         DON E. THOMPSON - Mr. Thompson has served as a Director of the Company since December 4, 1996. He provides consulting services to the Company in the area of news media relations, as well as marketing and public relations. From 1986 to the present, Mr. Thompson has been the President of Thompson Communications, a marketing and public relations firm, with clients in the insurance, financial services, legal and accounting professions.

         CURT L. RODGERS - Mr. Rodgers has been the Chief Financial Officer of the Company since November 1996. From 1994 to November 1996, Mr. Rodgers was Executive Vice President and General Manager of Florida Directory Publishing, Inc., located in St. Petersburg, Florida. Mr. Rodgers managed operations, finance, systems, sales and human resources of this directory publisher owned by the St. Petersburg Times. From 1988 to 1994, Mr. Rodgers was with Advo, Inc., located in Tampa, Florida. Mr. Rodgers served in the capacity of Vice President of Finance and Division Controller for Advo, Inc. from 1991 to 1994. During that time, Mr. Rodgers managed financial reporting and analysis and systems development for a $200 million division within this $1 billion direct-mail advertising company and directed the activities of a financial staff of 66 associates located in five regional offices.

KEY EMPLOYEES

         JOSEPH RALPH ("BUTCH") PAUL, JR. - Mr. Paul, age 46, has over 20 years experience in corporate and golf sales. Mr. Paul is the owner of Rutland Travel Company, a $2 million in sales travel agency in Rutland, Vermont, which he founded in 1986. He has been a featured speaker to corporate and golf organizations and associations across the United States. He is a competitive golfer with a USGA 3 handicap. In 1992, Mr. Paul was retained by the E.J. Manely Company as a consultant to management and sales. His responsibilities included training, organization and motivation, as well as dealing with service and attitude. Since 1992, Mr. Paul has worked as a consultant to golf companies that have included Active Sports, Copely, Inc., TEE Sports, and the B.C. Open. In 1988, Mr. Paul helped found Mindset, Inc. As Mindset's President, his responsibilities included daily operations and sales of Mindset's Golf Workshops, which dealt successfully with the mental side of golf and its relationship to business and life. Mr. Paul also directed all sales of Mindset Golf Apparel, which grew to $2.3 million in sales in two years. Until 1988, he was employed by the Prudential Insurance Company, with both sales and management responsibilities. In his tenure with Prudential, Mr. Paul was the recipient of many national sales awards including: Prudential Academy of Honor, the PRESTIGIOUS President Citation Award, the National Quality Award, and the National Sales Achievement Award.

EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table sets forth information concerning compensation for fiscal year 1996 received by the Chief Executive Officer (the "CEO"). No other executive officer's annual salary and bonus exceeded $100,000 for fiscal year 1996 (collectively with the CEO, the "Named Executive Officers").

                                                                                                     LONG-TERM
                                                   ANNUAL COMPENSATION                            COMPENSATION
==============================================================================================================
                                                              Other Annual
                                                            Compensation (1)            Securities Underlying
   Name and Principal Position     Year     Salary ($)         Bonus ($)         ($)      Options/SARS (#)
-------------------------------------------------------------------------------------------------------------
  Fred L. Solomon,                 1996     125,000 (2)           -0-            -0-           200,000
  Director and President           1995      80,000 (2)           -0-            -0-             -0-
                                   1994      80,000 (2)           -0-            -0-             -0-
=============================================================================================================

(1) The table does not include amounts for personal benefits extended to Mr. Solomon by the Company, such as health or life insurance. The Company believes that the incremental cost of those benefits to Mr. Solomon during any of fiscal 1994-1996 did not exceed the lesser of $50,000 or 10% of his total annual salary and bonus.

(2) The figures in the table are the stated annual salary rates for the fiscal years presented. Mr. Solomon received actual compensation of only $14,468 in fiscal 1996, $17,300 in fiscal 1995 and $14,400 in fiscal 1994. The Company accrued, but did not pay to Mr. Solomon, the balance of his stated annual salary in each of those years ($110,532 in fiscal 1996, $62,700 in fiscal 1995 and $65,600 in fiscal 1994).

OPTIONS GRANTED DURING LAST FISCAL YEAR

         The following table sets forth information concerning option grants during the fiscal year ended September 30, 1996, to the Named Executive Officer.

=======================================================================================================
                                                        INDIVIDUAL GRANTS


                      Shares Underlying     % of Total Options       Exercise Price          Expiration
      Name             Options Granted           Granted to             ($/Share)               Date
                             ($)             Employee in Fiscal
                                                    Year
-------------------------------------------------------------------------------------------------------
  Fred L. Solomon         200,000 (1)              18.64%                 2.25                6/3/2001
=======================================================================================================

(1) Amounts shown represent the number of non-qualified stock options, without tandem stock appreciation rights ("SARs"), granted in fiscal year 1996. Payment must be made in full upon exercise in cash or Common Stock. The option holder may elect to have shares of Common Stock issuable upon exercise withheld by the Company to pay withholding taxes due.

AGGREGATED OPTIONS EXERCISED DURING LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

         The following table sets forth information concerning the value of unexercised stock options at the end of the fiscal year for the Named Executive Officer.


================================================================================================================
                                                                      Number of
                                                                     Unexercised         Value of Unexercised
                                                                  Options at Fiscal    In-The-Money Options at
                        Shares Acquired                             Year End (1)       Fiscal year End (5) (2)
         Name           on Exercise (%)     Value Realized ($)       Exercisable             Exercisable
                                                                   /Unexercisable           /Unexercisable
----------------------------------------------------------------------------------------------------------------
  Fred L. Solomon              0                     0                200,000/0               175,000/0
================================================================================================================

(1)      No SARs were outstanding at September 30, 1996.

(2) The value shown equals the difference between the exercise price of unexercised in-the-money options and the closing market price of the underlying Common Stock at September 30, 1996.

         The Company has not entered into employment agreements with its Named Executive Officers. The Company does have in place medical insurance for its employees (insurance cost of approximately $1,066 every three months), however, it does not have any retirement benefit programs or Section 401(k) benefit in the compensation of "outside directors" and directors who are also officers of the Company.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of the date of this Prospectus, certain information regarding the Company's Common Stock owned of record or beneficially by (i) each person who owns beneficially more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's Directors and Named Executive Officers; and (iii) all Directors and executive officers as a group.



============================================================================================================
                                                            Amount and Nature of              Percent
  Name and Address of Beneficial Owner                      Beneficial Ownership            of Class (1)
------------------------------------------------------------------------------------------------------------
  William E. Foley                                                          70,000 (2)                 1.5%
  170 Berkshire Road
  Hasbrouck Heights, NJ  07604
------------------------------------------------------------------------------------------------------------
  Curt L. Rodgers                                                            7,000 (3)                 0.2%
  15624 Indian Queen Drive
  Odessa, FL  33556
------------------------------------------------------------------------------------------------------------
  Patricia A. Sanders (4)                                                  231,450 (5)                 6.7%
  11680 Shipwatch Drive
  Villa 1452
  Largo, FL  34644
------------------------------------------------------------------------------------------------------------
  Fred L. Solomon (4)                                                      693,343 (6)                20.1%
  285 - 107th Ave., #801
  Treasure Island, FL  33706
------------------------------------------------------------------------------------------------------------
  James G.("Greg") Solomon (4)                                             691,178 (7)                20.1%
  4101 Kipling Avenue
  Plant City, FL  33567
------------------------------------------------------------------------------------------------------------
  Donald E. Thompson                                                        42,309 (8)                 1.3%
  3580 Lakemont Drive
  Bonita Springs, FL  34134
------------------------------------------------------------------------------------------------------------
  All Directors and executive officers                                   1,713,280 (9)                43.8%
  as a group (six persons)
============================================================================================================


(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Includes options to purchase 50,000 shares of Common Stock at an exercise price of $2.25 per share that were granted to Mr. Foley in June 1996.

(3) Includes options to purchase 5,000 shares of Common Stock at an exercise price of $3.50 per share that were granted to Mr. Rodgers in November 1996.

(4) Pursuant to a Lock-up Agreement dated October 1, 1995, Fred L. Solomon, James G. Solomon and Patricia A. Sanders have agreed that, in the event any of them exercises any warrants, the stock issued pursuant to the exercise will be restricted from trading for a period of two years. They also agreed not to sell or otherwise transfer their interest in the warrants except to an underwriter or other market makers in the stock once a market is established. They further agreed that the total value, in cash, or other consideration, paid by the buyer to the seller in such circumstances will not exceed $.001 per warrant.

(5) Includes five-year options to purchase 200,000 shares of Common Stock at an exercise price of $2.25 per share that were granted to Ms. Sanders in June 1996. Excludes 18,000 shares of Common Stock owned by the adult children of Ms. Sanders, as to which she disclaims any beneficial interest, and 20,047, 20,047 and 20,047 shares of Common Stock subject to Class A Warrants, Class B Warrants and Class C Warrants, respectively, held by Ms. Sanders and exercisable immediately on issuance and for a period of 48 months, subject to redemption, because all of the outstanding warrants are currently out-of-the-money.

(6) Includes five-year options to purchase 200,000 shares of Common Stock at an exercise price of $2.25 per share that were granted to Mr. Fred Solomon in June 1996. Excludes 109,367, 109,367 and 109,367 shares of Common Stock subject to Class A Warrants, Class B Warrants and Class C Warrants, respectively, held by Mr. Fred Solomon and exercisable immediately on issuance and for a period of 48 months, subject to redemption, because all of the outstanding warrants are currently out-of-the money.

(7) Includes 30,000 shares of Common Stock owned by Mr. Greg Solomon's wife and minor children and five-year options to purchase 200,000 shares of Common Stock at an exercise price of $2.25 per share that were granted to Mr. Greg Solomon in June 1996. Excludes 109,367, 109,367 and 109,367 shares of Common Stock subject to Class A Warrants, Class B Warrants and Class C Warrants, respectively, held by Mr. Greg Solomon and exercisable immediately on issuance and for a period of 48 months, subject to redemption, because all of the outstanding warrants are currently out-of-the-money.

(8) Includes 21,795 shares of Common Stock jointly owned by Mr. Thompson and his wife and five-year options to purchase 10,000 shares of Common Stock at an exercise price of $2.25 per share that were granted to Mr. Thompson in June 1996.

(9)      Includes 665,000 shares of Common Stock subject to options.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each Selling Shareholder as of the date of this Prospectus, based on information made available to the Company by the Selling Shareholders:


================================================================================================================================
                                                                                                            NUMBER OF SHARES
                                                   NUMBER OF SHARES              NUMBER OF SHARES TO       BENEFICIALLY OWNED
NAME OF SELLING SHAREHOLDER                      BENEFICIALLY OWNED(1)               BE REGISTERED        AFTER THE OFFERING(2)
--------------------------------------------------------------------------------------------------------------------------------
Battle, Maxwell A.                                               10,000                        10,000          0
--------------------------------------------------------------------------------------------------------------------------------
Bell, Michael C. & Patricia F.                                    2,000                         2,000          0
--------------------------------------------------------------------------------------------------------------------------------
Bennett, Paul                                                    10,000                        10,000          0
--------------------------------------------------------------------------------------------------------------------------------
Bentley, C. Mickler                                               5,000                         5,000          0
--------------------------------------------------------------------------------------------------------------------------------
Black, Andrew L.                                                  1,000                         1,000          0
--------------------------------------------------------------------------------------------------------------------------------
Black, Aaron G.                                                   1,000                         1,000          0
--------------------------------------------------------------------------------------------------------------------------------
Bradshaw, Richard                                                 2,000                         2,000          0
--------------------------------------------------------------------------------------------------------------------------------
Bruss, Jeffery C.                                                10,000                        10,000          0
--------------------------------------------------------------------------------------------------------------------------------
Cass, Nancy, P.A.                                                 3,000                         3,000          0
--------------------------------------------------------------------------------------------------------------------------------
Cofer, Donald G.                                                  1,000                         1,000          0
--------------------------------------------------------------------------------------------------------------------------------
Delporte, Cindy B.                                               25,000                        25,000          0
--------------------------------------------------------------------------------------------------------------------------------
Dorow, Art                                                       10,000                        10,000          0
--------------------------------------------------------------------------------------------------------------------------------
Dupre, Madeleine                                                  1,000                         1,000          0
--------------------------------------------------------------------------------------------------------------------------------

================================================================================================================================
                                                                                                          NUMBER OF SHARES
                                                          NUMBER OF SHARES       NUMBER OF SHARES TO     BENEFICIALLY OWNED
                      NAME OF SELLING SHAREHOLDER        BENEFICIALLY OWNED(1)      BE REGISTERED        AFTER THE OFFERING(2)
--------------------------------------------------------------------------------------------------------------------------------
                   Durr, Nicole                                        18,000                  18,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Eastman, Esmeralda                                   5,000                   5,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Elketon Trading Group                               40,000                  40,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Erker, Brenda E.                                     1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Executive Concepts                                   1,500                   1,500          0
--------------------------------------------------------------------------------------------------------------------------------
                   Ferguson, James D.                                   3,000                   3,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Filson, Alan                                        35,000                  35,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Foley, William E. (3)                               70,000                  20,000         50,000
--------------------------------------------------------------------------------------------------------------------------------
                   Fox, Linda B.                                        1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Frey, Tina                                           1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Garvin, Lorraine                                     1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Gillingham, Robert                                  35,000                  35,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Graham, Andrew, P.A.                                 2,000                   2,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Hansen, Jay & Stacy                                  1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Hansen, William                                     17,000                  17,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Harmon, Butch                                        2,500                   2,500          0
--------------------------------------------------------------------------------------------------------------------------------
                   Hassler, Randy & Lynda K.                            2,225                   2,225          0
--------------------------------------------------------------------------------------------------------------------------------
                   High Point Capital, LLC (4)                        125,000                 125,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   I. W. Miller & Co., Inc.                           128,100                 128,100          0
--------------------------------------------------------------------------------------------------------------------------------
                   Jackson, Bob                                        20,000                  20,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Paul, Joseph (5)                                    35,000                  10,000         25,000
--------------------------------------------------------------------------------------------------------------------------------
                   Kack, Joseph L.                                      2,000                   2,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Koch, Gary                                           7,500                   7,500          0
--------------------------------------------------------------------------------------------------------------------------------
                   Koch, Patricia                                       1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Koch, Rachel                                         1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Kreusch, Richard R.                                 10,000                  10,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Kruckemyer Trust, Martha Jean                        5,000                   5,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Kruckmeyer
--------------------------------------------------------------------------------------------------------------------------------
                   Kucera, Jan, Jr.                                     1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Lawson, J. D.                                       87,000                  87,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Lenz, Frederick                                     18,182                  18,182          0
--------------------------------------------------------------------------------------------------------------------------------
                   Lockwood, Thomas A.                                  1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------

================================================================================================================================
                                                                                                          NUMBER OF SHARES
                                                          NUMBER OF SHARES       NUMBER OF SHARES TO     BENEFICIALLY OWNED
                      NAME OF SELLING SHAREHOLDER        BENEFICIALLY OWNED(1)      BE REGISTERED        AFTER THE OFFERING(2)
--------------------------------------------------------------------------------------------------------------------------------
                   Lown, Robert W. & Christine R.                       5,275                   5,275          0
--------------------------------------------------------------------------------------------------------------------------------
                   Madden, John F.                                     10,000                  10,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   McAlister, Mark                                      2,000                   2,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   McGilvery, Polly Ann (6)                             1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   McGowan, Jared & Julie                               1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Medvedev, Alexander                                 44,000                  44,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Meyers, Art                                          1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Millennium Investments                              36,364                  36,364          0
--------------------------------------------------------------------------------------------------------------------------------
                   Modrall, Janis M.                                    4,000                   4,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Mould, Owen A. & Helen A.                           10,000                  10,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Myers, Krause & Stevens Profit                       5,000                   5,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Sharing Savings Plan
--------------------------------------------------------------------------------------------------------------------------------
                   Nagy, Emil & Marilyn S.                              2,500                   2,500          0
--------------------------------------------------------------------------------------------------------------------------------
                   Norris, James T.                                    10,000                  10,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   O'Brien, J. Barrett                                  2,500                   2,500          0
--------------------------------------------------------------------------------------------------------------------------------
                   Pacific Communication                                2,000                   2,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Peterson, Pete                                      10,000                  10,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Pomfret, Christopher                                 1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Pomfret, David Wm.                                   1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Pomfret, Roland & Barbara B.                        10,000                  10,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   R. E. Hunt Trust, R. E. Hunt                         2,000                   2,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Ricci, Frank                                        18,000                  18,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Rodgers, Curt (7)                                    7,000                   2,000          5,000
--------------------------------------------------------------------------------------------------------------------------------
                   Rothenberg, Fiona B.                                 1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Sanders, Christopher (8)                             8,000                   8,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Sanders, Douglas Wm. (8)                             7,000                   7,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Sanders, Patricia (9)                              231,450                  31,450        200,000
--------------------------------------------------------------------------------------------------------------------------------
                   Schleitdt, Willi G.                                  2,500                   2,500          0
--------------------------------------------------------------------------------------------------------------------------------
                   Schubert, Franz J.                                   1,500                   1,500          0
--------------------------------------------------------------------------------------------------------------------------------
                   Scmitz, Michael                                      3,000                   3,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Seymour, Margie M.                                   1,000                   1,000          0
--------------------------------------------------------------------------------------------------------------------------------
                   Shannon & Rosenbloom                               115,000                 115,000          0
--------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================
                                                                                                          NUMBER OF SHARES
                                                          NUMBER OF SHARES       NUMBER OF SHARES TO     BENEFICIALLY OWNED
                      NAME OF SELLING SHAREHOLDER        BENEFICIALLY OWNED(1)      BE REGISTERED        AFTER THE OFFERING(2)
---------------------------------------------------------------------------------------------------------------------------------
                   Sherlock, Robert & Pamela                            4,000                   4,000          0
---------------------------------------------------------------------------------------------------------------------------------
                   Sloo, Milo G.,III Family Trust,                     10,000                  10,000          0
---------------------------------------------------------------------------------------------------------------------------------
                   G. Milo Sloo, III
---------------------------------------------------------------------------------------------------------------------------------
                   Solomon, Matthew (10)                               15,000                  15,000          0
---------------------------------------------------------------------------------------------------------------------------------
                   Solomon, Fred L. (11)                              693,343                  43,818        649,525
---------------------------------------------------------------------------------------------------------------------------------
                   Solomon, Fred, Sr. (12)                              7,000                   7,000          0
---------------------------------------------------------------------------------------------------------------------------------
                   Solomon, James G. (13)                             691,178                  44,034        647,144
---------------------------------------------------------------------------------------------------------------------------------
                   Solomon, Marshall (14)                              15,000                  15,000          0
---------------------------------------------------------------------------------------------------------------------------------
                   Solomon, Michael Scott (14)                         26,000                  26,000          0
---------------------------------------------------------------------------------------------------------------------------------
                   Solomon, Ronald (15)                                 3,000                   3,000          0
---------------------------------------------------------------------------------------------------------------------------------
                   Solomon, Steven T. (16)                             48,000                  28,000         20,000
---------------------------------------------------------------------------------------------------------------------------------
                   Spitzer, Richard                                     2,500                   2,500          0
---------------------------------------------------------------------------------------------------------------------------------
                   Stasulis, William C.                                 2,500                   2,500          0
---------------------------------------------------------------------------------------------------------------------------------
                   Stephensen, Jan                                      1,000                   1,000          0
---------------------------------------------------------------------------------------------------------------------------------
                   Storman, Brian                                      10,000                  10,000          0
---------------------------------------------------------------------------------------------------------------------------------
                   Tincher-Evans, Ruth                                 14,000                  14,000          0
---------------------------------------------------------------------------------------------------------------------------------
                   Tinter, Arnold                                       1,500                   1,500          0
---------------------------------------------------------------------------------------------------------------------------------
                   Treloar, John C.                                     1,000                   1,000          0
---------------------------------------------------------------------------------------------------------------------------------
                   Vigorite, Rocco                                     36,000                  36,000          0
---------------------------------------------------------------------------------------------------------------------------------
                   Webb, Keith                                         10,000                  10,000          0
---------------------------------------------------------------------------------------------------------------------------------
                   Whitbeck, Norman                                     1,000                   1,000          0
---------------------------------------------------------------------------------------------------------------------------------
                   Wong, Johnny                                         3,000                   3,000          0
=================================================================================================================================

(1) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock listed. Includes shares of Common Stock that such persons have the right to acquire a beneficial interest in within 60 days from the date of this Prospectus.

(2) Assumes that all shares of Common Stock registered for the account of Selling Shareholders are sold pursuant to this Prospectus.

(3) Mr. Foley is currently a director and the Chief Operating Officer of the Company.

(4) Represents shares underlying warrants issued to lender of the Company's Credit Facility.

(5)      Mr. Paul is currently an employee of the Company.

(6) Ms. McGilvery is currently employed as the Administrative Assistant to the Company's President and Secretary.

(7) Mr. Rodgers is the Chief Financial Officer and Chief Accounting Officer of the Company.

(8) Mr. Sanders is the son of Ms. Patricia Sanders, an executive officer and director of the Company.

(9)      Ms. Sanders is currently a director and the Secretary of the Company.

(10) Mr. Solomon is the son of Mr. James G. ("Greg") Solomon, an executive officer and director of the Company.

(11)     Mr. Solomon is currently a director and the President of the Company.

(12) Mr. Solomon, Sr. is the father of Messrs. James G. ("Greg") Solomon and Fred L. Solomon, directors and executive officers of the Company.

(13) Mr. Solomon is currently a director and Executive Vice President of the Company.

(14)     Mr. Solomon is the son of the Company's President, Mr. Fred L.
         Solomon.

(15) Mr. Solomon is the brother of Messrs. James G. ("Greg") Solomon and Fred L. Solomon, directors and executive officers of the Company.

(16) Mr. Solomon is the son of the Company's President, Mr. Fred L. Solomon, and is currently employed as the Company's lead marketing representative.


                              CERTAIN TRANSACTIONS

         During December 1993, the Company borrowed $177,000 from Southern Energy & Aerospace, Inc. ("Southern Energy"), a corporation controlled by Fred Solomon and Greg Solomon, two of the Company's Directors, executive officers and largest shareholders. This loan had a balance of $162,805 during fiscal year 1995. During fiscal year 1996, the Company borrowed an additional net amount of $272,233, leaving a balance owed of $435,038 at September 30, 1996. During the first quarter of fiscal year 1997, the Company borrowed an additional $424,782, leaving a balance owed of $859,820 as of March 20, 1997. The note bears interest, which is accrued, at prime plus 1.5% and is payable on demand.

         On October 26, 1994, the Board of Directors authorized the distribution of 275,000 each of Class A and B Warrants to purchase shares of Common Stock exercisable as follows:

                 $4.75 to exercise each Class A warrant for one share of Common Stock; and
                 $7.50 to exercise each Class B warrant for one share of Common Stock.

         The warrants are exercisable for a period of 48 months from the date of issue and are callable with 30 days notice at a price of $.001 per warrant. These distributions were made to the owners of record of Common Stock on the books of the Company as of January 2, 1995. Subsequent to the distributions, 10,000 Class A warrants were exercised.

         During the fiscal year ended September 30, 1996, the Company accrued $266,732 in unpaid salary due to Mr. Fred Solomon ($110,577), Mr. Greg Solomon ($88,462) and Ms. Sanders ($67,693). During the fiscal year ended September 30, 1995, the Company accrued $178,940 in unpaid salary due Mr. Fred Solomon ($74,900), Mr. Greg Solomon ($70,200) and Ms. Sanders ($33,840).

                           DESCRIPTION OF SECURITIES

GENERAL

         The following statements constitute brief summaries of the Company's Articles of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Articles of Incorporation and Bylaws.

         The Company's Articles of Incorporation authorize it to issue up to 50,000,300 Shares of capital stock consisting of 50,000,000 Common Shares, par value $.001 per share, and 300 shares of Class A Preferred Stock, par value $1,000 per share.

COMMON STOCK

         Holders of Common Stock of the Company are entitled to cast one vote for each share held at all shareholders meetings for all purposes. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to shareholders after the payment of all debts and other liabilities. Common Stock does not have any cumulative or preemptive or other right to subscribe to or purchase additional Common Stock in the event of a subsequent offering. All outstanding Common Stock is, and the shares offered hereby will be, legally issued, fully paid and non-assessable.

         The Board of Directors of the Company may not declare dividends where payment would render the Company insolvent or the Company is already insolvent. The Company has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors initially may follow a policy of retaining earnings, if any, to finance the future growth of the Company. Accordingly, future dividends, if any, will depend upon, among other considerations, the Company's need for working capital and its financial conditions at the time.

COMMON STOCK PURCHASE WARRANTS

         On October 26, 1994, the Board of Directors authorized the distribution of 275,000 each of Class A and B stock purchase warrants exercisable as follows:

                 $4.75 to exercise each Class A warrant for one share of Common Stock; and
                 $7.50 to exercise each Class B warrant for one share of Common Stock.

         The warrants are exercisable for a period of 48 months from the date of issue and are callable with 30 days notice at a price of $.001 per warrant. These distributions were made to the owners of record of Common Stock on the books of the Company as of January 2, 1995. Subsequent to the distributions, 10,000 Class A warrants were exercised.

PREFERRED STOCK

         During October 1995, the Company authorized the issuance of 300 shares of $1,000 par value of Preferred Stock. The Preferred Stock is convertible into 1,000 shares of Common Stock for each preferred share at any time after 180 days (or as required by the Company) from the date of issue at the option of the holder. The Preferred Stock does not have any vote on matters submitted to shareholders and is not entitled to the payment of dividends and will be deemed for the purpose of distribution of assets in liquidation to be converted into Common Stock.

TRANSFER AGENT

         Florida Atlantic Stock Transfer Incorporated of Tamarac, Florida serves as the Company's transfer agent.

CERTAIN FLORIDA LEGISLATION

         Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (i) at least 20% but less than 33-1/3% of all voting power;
(ii) at least 33-1/3% but less than a majority of all voting power; or (iii) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles and Bylaws also authorize the Company to indemnify the Company's directors, officers, employees and agents. In addition, the Company's Articles and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties, and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this Prospectus, the Company has 4,725,340 shares of Common Stock outstanding. Of these shares, 3,087,540 are deemed to be "restricted securities" as such term is defined under Rule 144 promulgated pursuant to the Securities Act.

         In general, under Rule 144, if a period of at least one year (two years until April 29, 1997) has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from the Company and the date they were acquired from an Affiliate, then the holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly reported volume of trading of the Common Stock on the OTC Bulletin Board during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. An "affiliate" of the Company, as such term is defined in Rule 144 (an "Affiliate") may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

         Under Rule 144(k), if a period of at least two years (three years until April 29, 1997) has elapsed between the later of the date restricted shares were acquired from the Company and the date they were acquired from an Affiliate, as applicable, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

         Of the Company's 3,087,540 shares which are deemed to be "restricted securities", 1,193,448 shares are being registered pursuant to the Registration Statement of which this Prospectus forms a part and such shares together with those shares of Common Stock which are also being registered hereunder, generally will be capable of public sale without restriction. As of the date of this Prospectus, 1,455,040 of the remaining restricted shares are presently eligible for sale in the public market pursuant to Rule 144 (as in effect on April 29, 1997), subject to the volume limitations and other restrictions contained therein. The remaining 439,052 restricted shares will become eligible for sale subject to the restrictions of Rule 144 (as in effect on April 29, 1997) at varying times from April 1996 to March 1998.

         The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may sell the Common Stock offered hereby for their own accounts in open market or block transactions or otherwise in accordance with the rules of The OTC Bulletin Board, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders for whom such broker-dealers may act as agent or to whom they sell as principal or both. Upon any sale of shares of Common Stock offered hereby, the Selling Shareholders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act, in which event any discounts, concessions or commissions they receive, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of such Common Stock by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has been advised by the Selling Shareholders that there currently are no underwriting arrangements with respect to the sale of the shares of Common Stock. To the extent required, the specific shares of Common Stock to be sold, names of the Selling Shareholders, purchase price, public offering price, names of any such broker-dealer or selling agent and any applicable discount or commission with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

         The Company has agreed to defray certain of the expenses of the offering made hereby by the Selling Shareholders and to indemnify them against certain liabilities arising under the Securities Act.

         Pursuant to the provisions under the Exchange Act and the rules and regulations thereunder, any person engaged in a distribution of the Common Stock offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Shareholders.

                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Broad and Cassel, a partnership including professional associations, Miami, Florida.

                                    EXPERTS

         The financial statements and schedules included in this Prospectus and elsewhere in the registration statement have been audited by Winter, Scheifley and Associates, P.C., independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                    PAGE
                                                                                                                    ----
FINANCIAL STATEMENTS OF LEVEL BEST GOLF, INC.

Report of Independent Certified Public Accountants  . . . . . . . . . . . . . . . . . . . . . . .                     F-2

Balance Sheet
as of September 30, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     F-3

Statements of Operations
for the years ended September 30, 1995 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . .                     F-4

Statements of Shareholders' Equity
for the years ended September 30, 1995 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . .                     F-5

Statements of Cash Flows
for the years ended September 30, 1995 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . .                     F-6

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     F-7

Balance Sheet
as of December 31, 1996 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    F-15

Statements of Operations
for the three months ended December 31, 1995 and 1996 (unaudited) . . . . . . . . . . . . . . . .                    F-16

Statements of Cash Flows
for the three months ended December 31, 1995 and 1996 (unaudited) . . . . . . . . . . . . . . . .                    F-17

Notes to Financial Statements (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    F-18


                       REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
Level Best Golf, Inc.


We have audited the accompanying balance sheets of Level Best Golf, Inc. as of September 30, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Level Best Golf, Inc. as of September 30, 1996 and 1995, and the results of its operations, and its cash flows for each of the three years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, substantial doubt exists about the Company's continued existence should it be unable to complete its proposed financing and market its products. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





                                            Winter, Scheifley & Associates, P.C.
                                            Certified Public Accountants





Denver, Colorado
December 4, 1996

                            Level Best Golf, Inc.
                               Balance Sheets
                                September 30,


                                                      1996
                                                   ----------
                              ASSETS

Current assets:
     Cash                                          $   46,923
     Accounts receivable                               13,138
     Prepaid expenses                                   9,000
     Inventory                                        156,356
                                                   ----------
       Total current assets                           225,417

Property, plant and equipment,
   at cost:
     Office and production equipment                   66,008
     Less: accumulated depreciation                     9,953
                                                   ----------
                                                       56,055

Other assets:
     Deposits                                           9,077
     Product design and video production,
       net of accumulated amortization
       of $39,915 and $4,994                          163,966
                                                   ----------
                                                      173,043
                                                   ----------
                                                   $  454,515
                                                   ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Notes payable (Note 5)                        $   71,302
     Accounts payable                                 223,108
     Notes payable - affiliate (Note 5)               435,038
     Accrued expenses - affiliates (Note 7)           468,683
     Accrued expenses                                  10,281
     Current portion of long-term debt (Note 6)        21,048
                                                   ----------
       Total current liabilities                    1,229,460

Note payable - affiliate (Note 5)                           -
Long-term debt (Note 6)                                47,380

Commitments and contingencies (Notes 7, 8, 9 and 10)

Stockholders' equity: (Notes 2 and 3)
     Preferred stock, $1,000 par value,
       convertible, 300 shares authorized                   -
     Common stock, $.001 par value,
       50,000,000 shares authorized,
       3,051,174 and 2,612,218 shares
       issued and outstanding                           3,051
     Paid in capital                                1,113,415
     Common stock subscriptions                       100,000
     Accumulated deficit                           (2,038,791)
                                                   ----------
                                                     (822,325)
                                                   ----------
                                                   $  454,515
                                                   ==========


See the accompanying notes to the financial statements.

                            Level Best Golf, Inc.
                           Statements of Operations
               For the Years Ended September 30, 1996 and 1995


                                              1996         1995
                                           ----------- ------------
Revenue                                    $   495,681 $     98,474

Costs and expenses:
     Cost of sales                             198,396      149,263
     Common shares issued for services         111,950      664,726
     General and administrative              1,287,951      727,178
                                           ----------- ------------
                                             1,598,297    1,541,167

Net loss from operations                    (1,102,616)  (1,442,693)

Other income and (expense):
     Interest expense                           (7,087)     (10,175)
     Interest expense - related party          (35,492)     (20,314)
                                           ----------- ------------
     Net loss                              $(1,145,195) $(1,473,182)
                                           ===========  ===========

Per share information:

     Weighted average number of common
     shares outstanding                      2,698,060    1,991,640
                                           ===========  ===========
     Net loss per share                    $      (.42) $      (.74)
                                           ===========  ===========




See the accompanying notes to the financial statements.

                            Level Best Golf, Inc.
                      Statement of Stockholders' Equity
                  For the Two Years Ended September 30, 1996


                                                                             Paid in     Accumulated       Stock
                                    Common Stock        Preferred Stock      Capital       Deficit     Subscriptions
                                --------------------    ----------------   ----------    ----------    -------------
                                 Shares      Amount     Shares    Amount
                                -------      -------    ------    ------
Shares issued for cash at
     $1.00 per share               51,000         51       -         -         51,949             -            -
Shares issued for the
     conversion of debt to
     affiliate at $1.00 per
     share                          9,000          9       -         -          8,991             -            -
Shares issued pursuant to
     a private placement at
     $1.50 per share              377,067        377       -         -        565,221             -            -
Cost of private placement               -          -       -         -         (8,422)            -            -
Shares issued for services and
     inventory at $1.50 per
     share                          8,334          8       -         -         12,492             -            -
Shares issued for services
     at $1.50 per share           275,000        275       -         -        412,225             -            -
Shares issued for services
     at $1.50 per share           159,817        160       -         -        239,566             -            -
Reclassification of
     S Corporation deficit to
     paid in capital                    -          -       -         -      (964,712)       964,712            -
Net loss for the year                   -                  -         -    (1,473,182)             -
                                ---------   --------     ---     -----     ---------      ---------      -------
Balance September 30, 1995      2,612,218      2,612       -         -       542,972       (893,596)           -

                            Level Best Golf, Inc.
                      Statement of Stockholders' Equity
                  For the Two Years Ended September 30, 1996




Shares issued for cash
     at $1,000 per share               -        -        300      300,000             -            -            -
Shares issued for services
     at $1.50 per share           70,668       71          -            -       105,929            -            -
Shares issued for services
     at $1.63 per share            1,000        1          -            -         1,629            -            -
Shares issued for services
     at $1.44 per share            3,000        3          -            -         4,317            -            -
Shares issued for inventory
     at $1.50 per share           14,288       14          -            -        21,418            -            -
Shares issued for inventory
     at $2.75 per share           30,000       30          -            -        82,470            -            -
Shares issued for cash
     at $2.75 per share           20,000       20          -            -        54,980            -            -
Common stock subscriptions
     at $2.75 per share                -        -          -            -             -            -      100,000
Conversion of preferred
     shares to common shares     300,000      300       (300)    (300,000)      299,700            -            -
Net loss for the year                  -                   -            -                 (1,145,195)           -
                               ---------  -------       ----    ---------    ----------  -----------    ---------
Balance September 30, 1996     3,051,174  $ 3,051          -    $       -    $1,113,415  $(2,038,791)   $ 100,000
                               =========  =======       ====    =========    ==========  ===========    =========








See the accompanying notes to the financial statements.

                            Level Best Golf, Inc.
                           Statements of Cash Flows
               For the Years Ended September 30, 1996 and 1995



                                                       1996            1995
                                                   ------------    -----------
Cash Flows From Operating Activities:
     Net loss                                       $(1,145,195)   $(1,473,182)
Adjustments to reconcile net loss to
     net cash (used in) operating activities:
     Amortization                                        34,721          3,084
     Depreciation                                         5,934          2,794
     Officers salary contributed to capital                   -              -
     Common stock issued for services and
     other non-cash items                               111,950        664,726
     (Increase) in receivables                          (12,936)          (202)
     (Increase) in prepaid expenses                      (9,000)             -
     (Increase) decrease in inventory                   104,233        (95,220)
     (Increase) decrease in other assets                 (9,077)         3,926
     Increase in due to affiliates                      287,548        178,940
     Increase in accounts payable and accruals          125,317         78,372
                                                      ---------    -----------
Total adjustments                                       638,690        836,420
Net cash provided by (used in)
     operations                                        (506,505)      (636,762)
                                                      ---------    -----------
Cash flows from investing activities:
     Acquisition of designs and video production       (188,464)             -
     Acquisition of property and equipment              (48,918)        (3,831)
                                                      ---------    -----------
Net cash provided by (used in)
     investing activities                              (237,382)        (3,831)
                                                      ---------    -----------
Cash Flows from financing activities:
     Increase (decrease) in due to affiliates                 -        (30,942)
     Increase (decrease) in notes payable -
     affiliates                                         272,233        (13,795)
     Proceeds from notes and long-term debt              71,302        100,000
     Repayment of long-term debt                        (15,786)       (15,786)
     Proceeds from the issuance of stock                455,000        609,177
                                                      ---------    -----------
Net cash provided by (used in)
     financing activities                               782,749        648,654
                                                      ---------    -----------
Net increase (decrease) in cash and
     cash equivalents                                    38,862          8,061
Beginning cash and cash equivalents                       8,061              -
                                                      ---------    -----------
Ending cash and cash equivalents                      $  46,923    $     8,061
                                                      =========    ===========
Supplemental cash flow information:
     Cash paid for: Income taxes                      $       -    $         -
                    Interest                          $   7,087    $    28,735
Non-cash investing and financing activities:
     Conversion of note payable - affiliate to
     common stock                                     $       -    $     9,000
     Issuance of common stock for inventory           $ 103,932    $         -




See the accompanying notes to the financial statements.

                            Level Best Golf, Inc.
                        Notes to Financial Statements
                              September 30, 1996

Note 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The Company was incorporated on October 1, 1993, in the State of Florida. The Company is in the business of developing and marketing golf training aids and related products. The Company has chosen September 30, as a year end and prior to the current fiscal year had been in the development stage.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventory consists principally of work in process and finished goods.

Fixed assets: The Company depreciates its office and production equipment utilizing the straight line method over periods of five to seven years.

Net loss per share: The net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Common Stock equivalents are excluded from the computation as their effect would be anti-dilutive.

Product design and video production: The Company amortizes its product designs and video production over a period of 3 years using the straight line method. Amortization charged to operations was $34,721 and $3,084 during 1996 and 1995.

Cash and cash equivalents: Cash and cash equivalents consist of cash and other highly liquid debt instruments with original maturities of less than three months.

Revenue recognition: The Company recognizes revenue from the sale of its products upon shipment.

Advertising costs: Advertising costs, except for costs associated with direct response advertising are charged to operations when incurred. The costs of direct response advertising will be capitalized and amortized over the period which future benefits are expected to be received if the Company has determined that there are historical patterns of the results of direct advertising upon which it can base its decision to capitalize these costs, otherwise these costs will be charged to expense as incurred. Costs associated with product endorsements are charged to expense when incurred. Advertising costs charged to operations were $167,783 and $42,719 during 1996 and 1995.

Estimates: The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

                            Level Best Golf, Inc.
                        Notes to Financial Statements
                                 (Continued)

During December, 1994 the Company began offering shares of its Common Stock at $1.50 per share pursuant to a private placement. Pursuant to this private placement the Company issued 377,067 shares of Common Stock for cash aggregating $565,598.

During November, 1994 the Company issued 51,000 shares of its Common Stock for cash aggregating $52,000.

During January, 1995 the Company entered into an agreement to acquire certain inventory and assume certain liabilities related to the operation of a golf school which had been formed in December, 1994. Pursuant to the agreement the Company agreed to pay the owner of the inventory cash aggregating $12,500 and to issue 8,334 shares of its Common Stock valued at $12,500 to him. During November, 1995 the Company rescinded the transaction. The operation of the golf school was not material to the Company's operations during the period which it was operated. The Company has accounted for its investment in the golf school as a temporary investment and has charged the acquisition costs aggregating $25,000 to operations during the year ended September 30, 1995.

During September, 1995 the Company issued 159,817 shares of its Common Stock to certain employees for salaries and consultants for services related to product development and marketing valued at $239,726.

During November, 1994 an affiliate of the Company converted a loan in the amount of $9,000 into 9,000 shares of the Company's Common Stock (see Note 7).

During October, 1995 the Company filed a registration statement with the Securities and Exchange Commission on Form S-1 whereby it registered 275,000 Class A Warrants, 275,000 Class B Warrants and 2,066,967 shares of Common Stock (including the 550,000 shares of Common Stock underlying the Class A and Class B Warrants).

During the year ended September 30, 1996 the Company issued 74,668 shares of its Common Stock for services valued at $111,950 ($1.44 to $1.63 per share).

During January, 1996 and September, 1996 the Company issued 44,288 shares of its Common Stock for inventory valued at $103,932 ($1.50 per share and $2.75 per share).

During September, 1996 the Company issued 20,000 shares of its Common Stock for cash aggregating $55,000 and accepted subscriptions for 36,364 shares of its Common Stock for cash aggregating $100,000.

                            Level Best Golf, Inc.
                        Notes to Financial Statements
                                 (Continued)

Fair value of financial instruments: The Company's short term financial instruments consist of cash and cash equivalents, receivables and accounts and notes payable. The carrying amounts of such financial instruments approximates fair market value because of the short term maturity of these instruments. The carrying amount of long term debt also approximates fair market value based upon the similarity of rates at which the Company could borrow funds with similar maturities.

Note 2. STOCKHOLDERS EQUITY

Common stock:

At inception, the Company issued 1,418,162 shares of its Common Stock to two of its officers and directors in exchange for cash of $4,094 and 129,900 shares of its Common Stock to an officer and director in exchange for cash of $10,000.

During the year ended September 30, 1994 the Company issued shares of its Common Stock to non-affiliates as follows:
     97,338 shares for cash of $45,000
     43,300 shares for cash of $25,000
     43,300 shares for services related to product development and marketing valued at $21,500

During October, 1994 the Company declared a 346.4 to 1 stock split. All shares included in these financial statements have been adjusted to reflect this split.

During October, 1994 the Company entered into a one year consulting agreement with an entity whereby the entity would provide to the Company financial consulting services. Pursuant to the agreement the entity agreed to assist the Company in preparing a private placement memorandum to obtain equity or debt financing in the amount of $525,000 and to assist the Company in completing the offering. In exchange for these services the Company agreed to pay $17,500 in cash and to issue 275,000 shares of its Common Stock valued at $412,500.

During October, 1994, the Company authorized the issuance of 275,000 each of A, B, and C stock purchase warrants exercisable as follows:

     $ 4.75 to exercise each A warrant for one share of Common Stock $ 7.50 to exercise each B warrant for one share of Common Stock $12.50 to exercise each C warrant for one share of Common Stock

The warrants are exercisable for a period of 48 months from the date of issue and are callable with 30 days notice at a price of $.001 per warrant.

                             Level Best Golf, Inc.
                         Notes to Financial Statements
                                  (Continued)

Preferred stock:

During October, 1995 the Company authorized the issuance of 300 shares of $1,000 par value Preferred Stock. The Preferred Stock is convertible into 1,000 shares of Common Stock for each preferred share at any time after 4 months from the date of issue at the option of the holder. The Preferred Stock shall not have any vote on matters submitted to shareholders and shall not be entitled to the payment of dividends and shall be deemed for the purpose of distribution of assets in liquidation to be converted into Common Stock as described above.

During the period from January to March, 1996 the Company issued 300 shares of its Preferred Stock for cash aggregating $300,000. Subsequently these preferred shares were converted into 300,000 shares of Common Stock.

During the periods covered by these financial statements the Company issued shares of Common Stock without registration under the Securities Act of 1933. Although the Company believes that the sales did not involve a public offering of its securities and that the Company did comply with the "safe harbor" exemptions from registration, it could be liable for rescission of the sales if such exemptions were found not to apply.

Note 3. CONTRIBUTION TO PAID IN CAPITAL

During September, 1994, certain officers agreed to contribute $121,800 in unpaid salaries to the capital of the Company.

Note 4. INCOME TAXES

The Company had elected to be an "S" corporation under the provisions of the Internal Revenue Code and state statutes. Under these provisions, no income tax is normally incurred at the corporate level. Instead the shareholder includes his pro rata share of the corporation's income or loss on his personal tax returns. During March, 1995 the number of shareholders in the Company exceeded the maximum number of shareholders allowed for an "S" corporation and the election was terminated. In addition, the Company had used December 31, as its year end for income tax purposes. Effective April 1, 1995 the Company adopted Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. Of the loss for the year ended September 30, 1995 approximately $893,596 will be available as an operating loss carryforward for the Company expiring during 2010, and the balance was allocated to the shareholders. The accumulated loss through the termination of the "S" election of $964,712 has been reclassified to paid in capital in the accompanying financial statements. In addition, the Company has a net operating loss carryforward for the year ended September 30, 1996 of approximately $1,145,195 expiring in 2011.

                            Level Best Golf, Inc.
                        Notes to Financial Statements
                                 (Continued)

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company is unable to predict future taxable income that would enable it to utilize the deferred tax asset and therefore the deferred tax asset related to its operating loss carryforward which expires in 2010 and 2011 is fully reserved.


Note 5. NOTES PAYABLE

Bank:

During August, 1996 the Company arranged for a $75,000 bank line of credit due on August 20, 1997 bearing interest at prime plus 2% (10.25% at September 30, 1996). At September 30, 1996 $71,302 was outstanding on the line and $3,698 remained unused.

Related parties:

During December, 1993 the Company borrowed $177,000 from an entity controlled by its two largest shareholders. During 1994 and 1995 $14,195 had been repaid. This note had a balance of $162,805 at September 30, 1995. During 1996 this entity advanced an additional $272,233 bringing the balance to $435,038 at September 30, 1996. The note bears interest at prime plus 1.5% (9.75% at September 30, 1996)and is due on demand.

Note 6. LONG-TERM DEBT

During October, 1994 the Company obtained a U.S. Small Business Administration loan in the amount of $100,000. This note is payable in installments of $1,754 plus interest at 11% per annum and is due on or before October 1, 1999. The balance of this note was $68,428 and $84,214 at September 30, 1996 and 1995.

 Maturity of long-term debt is as follows:

     Year ended September 30, 1997:      $21,048
                              1998:      $21,048
                              1999:      $26,332

                            Level Best Golf, Inc.
                        Notes to Financial Statements
                                 (Continued)

Note 7. RELATED PARTY TRANSACTIONS

During the year ended September 30, 1994 certain officers and directors of the Company and parties related to these individuals made advances to the Company aggregating $42,137. During the year ended September 30, 1995 $9,000 of this debt was converted into Common Stock (see Note 2) and $30,942 was repaid. In addition, the Company accrued $178,940 in unpaid salary due these individuals bringing the balance due to $181,145 at September 30, 1995. During 1996 the Company accrued an additional $287,548 in salary due to these individuals bringing the balance due to $468,683 at September 30, 1996.

Note 8. COMMITMENTS

In the normal course of its business operations the Company has entered into several license agreements whereby its acquires licenses to market certain products developed or owned by third parties. In exchange for these marketing rights the Company agrees to make certain royalty payments and guarantee certain minimum sales. In most cases should the minimum sales not be made and the corresponding minimum license fee not be paid the licenser has the right to cancel the agreement with no further payments due from the Company. In some cases the Company guarantees minimum license payments which are payable regardless of whether the Company makes sales of the licensed product or not.

Guaranteed minimum license payments are as follows:

     1997: $50,000  1998: $100,000  1999: $100,000 2000: $100,000

Note 9. OPERATING LEASES

During June, 1996 the Company entered into a lease for its office facilities expiring during June, 1999. The lease calls for monthly rental payments of $6,000 to be adjusted annually for increases in the Consumer Price Index. In addition the Company has the option to purchase the building for $600,000 adjusted for the increases in the Consumer Price Index described above.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of 1 year are as follows:

     Year ended September 30, 1997:   $ 72,000
                              1998:     72,000
                              1999:     54,000
                                      --------
                                      $198,000
                                      ========

Rent expense was $64,344, $18,181 and $8,922 for 1996, 1995 and 1994.

                            Level Best Golf, Inc.
                        Notes to Financial Statements
                                 (Continued)

Note 10. STOCK OPTIONS

At September 30, 1996 the Company has stock options outstanding as follows:


     Number of options   Exercise price   Expiration date
     -----------------   --------------   ---------------
         868,000              $2.25        June 3, 2001
         200,000              $3.00        July 1, 2001

Note 11. BASIS OF PRESENTATION

The accompanying financial statements have been prepared on a "going concern" basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business.

The Company has incurred an operating losses during the years ended September 30, 1996, 1995 and 1994 aggregating $1,145,195, $1,473,182 and $385,126 and has negative working capital of $1,004,043 at September 30, 1996.

During the periods presented the Company has not generated positive cash flow from operations and there can be no assurance that the trend will not continue. Profitable operations are dependent upon, among other factors, the Company's ability to obtain equity or debt financing and its ability to successfully market its products.

In this regard the Company has undertaken the raising of additional equity capital (see Note 2). In addition, the Company is seeking to expand its customer base and attempting to lower its operating expenses. The Company's continued operations are dependent upon obtaining financing and its ability to market its products.

NOTE 12. SUBSEQUENT EVENT

During October and November 1996, the Company issued 134,182 shares of its Common Stock for cash aggregating $369,000. In addition, the Company issued the common shares which were included as stock subscriptions at September 30, 1996.

ITEM 1.  FINANCIAL STATEMENTS.

                            Level Best Golf, Inc.

                                Balance Sheet

                              December 31, 1995
                                 (Unaudited)


                                                                         1996
                                                                         ----
ASSETS

Current assets:
        Cash ....................................................     $        --
        Accounts receivable .....................................     $    60,105
        Prepaid expenses ........................................     $     9,000
        Inventory ...............................................     $   358,043

           Total current assets .................................     $   427,148

Property, plant and equipment, at cost:
        Office and production equipment .........................     $   104,020
        Less: accumulated depreciation ..........................     $    13,989
                                                                      $    90,031

Other assets:
       Deposits .................................................     $     9,161
       Product design and video production, net of
       accum. amortization of $53,641 ...........................     $   281,727

                                                                      $   808,067


LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
      Notes payable .............................................     $    71,302
      Notes payable - affiliate .................................     $   571,915
      Accounts payable ..........................................     $   533,052
      Accrued expenses - affiliate ..............................     $   559,929
      Loans - other .............................................     $    75,000
      Accrued expenses ..........................................     $    11,047
      Current portion of long-term debt - related parties .......     $        --
      Current portion of long-term debt .........................     $    21,048

          Total current liabilities .............................     $ 1,843,293

Long-term debt ..................................................     $    47,380

Stockholder's equity:
      Preferred stock, $1000 par value, convertible,
          300 shares authorized                                                --
      Common stock, $.001 par value, 50,000,000 shares
          authorized, 3,246,042 and 2,612,218 shares
          issued and outstanding ................................     $     3,246
Paid in capital .................................................     $ 1,684,030
Accumulated deficit .............................................     $(2,769,882)

Total stockholder's equity ......................................     $   982,606

Total liabilities and stockholder's equity ......................     $   808,067

                              Level Best Golf, Inc.

                            Statements of Operations

              For the three months ended December 31, 1995 and 1996
                                   (Unaudited)


                                                            1996            1995
                                                            ----            ----



Revenue ..........................................     $    70,200      $   128,302
                                                       -----------      -----------
Costs and expenses:
          Costs of sales .........................     $    19,587      $    29,768
          Common shares issued for service .......     $    92,043      $        --
          General and administrative .............     $   651,318      $   240,547
                                                       -----------      -----------
                                                       $   762,948      $   270,315

Net loss from operations .........................     $  (692,748)     $  (142,013)

Other income and (expense):
          Interest expense .......................     $    (7,089)     $    (5,311)
          Interest expense - related party .......     $   (31,254)     $        --
                                                       -----------      -----------
         Net loss ................................     $  (731,091)     $  (147,324)


Per share information:
         Net loss per share ......................          $(0.23)          $(0.06)

        Weighted average number of
        common shares outstanding ................       3,194,007        2,612,218

                              Level Best Golf, Inc.

                           Statements of Cash Flows

              For the Quarters Ended December 31, 1995 and 1996
                                 (Unaudited)

                                                                  1996           1995
                                                                  ----           ----

Cash flows from operating activities:

Net cash provided by (used in) operations .................     $(458,300)     $ (96,540)

Cash flows from investing activities:
        Acquisition of designs and video production .......     $(131,488)     $      --
        Acquisition of property and equipment .............     $ (38,012)     $ (21,248)

Net cash provided by (used in) investing activities .......     $(169,500)     $ (21,248)

Cash flows from financing activities:
        Increase (decrease) in due to affiliates ..........     $      --      $ (27,596)
        Increase (decrease) in notes payable-affiliates ...     $ 136,877      $  (6,414)
        Proceeds from notes and long-term debt ............     $  75,000      $      --
        Repayment of long-term debt .......................     $      --      $  (5,263)
        Proceeds from the issuance of stock ...............     $ 369,000      $ 150,000

Net cash provided by (used in) financing activities .......     $(580,877)     $ 110,727

Net increase (decrease) in cash and cash equivalents ......     $ (46,923)     $  (7,061)
Beginning cash and cash equivalents .......................     $  46,923      $   8,061

Ending cash and cash equivalents ..........................     $       0      $   1,000


                              LEVEL BEST GOLF, INC.

                    Notes to Financial Statements (Unaudited)

Basis of presentation

        The accompanying condensed unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustment) considered necessary for a fair presentation have been included.

        The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's form 10-KSB filed for the year ended September 30, 1996.

        Income (loss) per share was computed using the weighted average number of common shares outstanding.

        During the period ended December 31, 1996 the Company issued 134,182 shares of its common stock for cash pursuant to a private placement for cash aggregating $369,000. Also, the Company issued 36,364 shares of Common Stock to fulfill subscription agreements outstanding at September 30, 1996.

        In addition, the Company issued 19,022 shares of its Common Stock as compensation to consultants and employees for services having a fair value of $92,043.

        During the three months ended December 31, 1996 the Company borrowed $75,000 from a bank. The loan was repaid during April 1997 with interest at 9% per annum.

==========================================================  ===============================================================
     NO DEALER, SALESPERSON OR OTHER  PERSON IS AUTHORIZED                       1,318,448 Shares of Common Stock
 TO GIVE ANY  INFORMATION OR TO MAKE ANY REPRESENTATION IN
 CONNECTION WITH  THIS OFFERING OTHER THAN THOSE CONTAINED
 IN  THIS   PROSPECTUS  AND,   IF  GIVEN  OR   MADE,  SUCH
 INFORMATION  OR REPRESENTATION MUST NOT BE RELIED UPON AS
 HAVING  BEEN  AUTHORIZED  BY THE  COMPANY OR  THE SELLING
 SHAREHOLDERS.   THIS  PROSPECTUS DOES  NOT  CONSTITUTE AN
 OFFER  TO SELL OR  A SOLICITATION OF AN  OFFER TO BUY ANY
 OF THE   SECURITIES TO WHICH  IT RELATES IN ANY  STATE TO
 ANY PERSON  WHOM IT  IS UNLAWFUL  TO MAKE  SUCH OFFER  OR
 SOLICITATION  IN  SUCH  STATE.   NEITHER THE  DELIVERY OF
 THIS PROSPECTUS  NOR ANY SALE  HEREUNDER SHALL, UNDER ANY                                   LEVEL BEST
 CIRCUMSTANCES,  CREATE  ANY IMPLICATION  THAT  THEIR  HAS                                   GOLF, INC.
 BEEN NO  CHANGE IN THE AFFAIRS  OF THE  COMPANY SINCE THE
 DATE HEREOF  OR THAT THE  INFORMATION CONTAINED HEREIN IS
 CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                                                                                         -----------------
                                                                                             PROSPECTUS
                                                                                         -----------------


                     TABLE OF CONTENTS

                                                      Page
                                                      ----
 Available Information . . . . . . . . . . . . . . . .   2
 Prospectus Summary  . . . . . . . . . . . . . . . . .   3
 Summary Financial Information . . . . . . . . . . . .   4
 Risk Factors  . . . . . . . . . . . . . . . . . . . .   5
 Use of Proceeds . . . . . . . . . . . . . . . . . . .   9                                 April ___, 1997
 Dividend Policy . . . . . . . . . . . . . . . . . . .   9
 Price Range of Common Stock . . . . . . . . . . . . .   9
 Selected Financial Data . . . . . . . . . . . . . . .   9
 Management's Discussion and Analysis of
 Financial Condition and Results of Operations . . . .  11
 Business  . . . . . . . . . . . . . . . . . . . . . .  14
 Management  . . . . . . . . . . . . . . . . . . . . .  20
 Principal Shareholders  . . . . . . . . . . . . . . .  24
 Selling Shareholders  . . . . . . . . . . . . . . . .  25
 Certain Transactions  . . . . . . . . . . . . . . . .  29
 Description of Securities . . . . . . . . . . . . . .  30
 Plan of Distribution  . . . . . . . . . . . . . . . .  32
 Legal Matters . . . . . . . . . . . . . . . . . . . .  33
 Experts . . . . . . . . . . . . . . . . . . . . . . .  33
 Index to Financial Statements . . . . . . . . . . . . F-1
==========================================================  ===============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under the Florida Business Corporation Act, the Company currently has the power and authority to indemnify any person who is or was a director, officer, employee or agent of the Company (or the affiliates of the Company) for liability incurred in connection with any such action brought against such person (other than an action by, or in the right of, the Company) if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The Company, pursuant to its Bylaws is required to indemnify any such person who has complied with the foregoing standard. Under the Florida Business Corporation Act, the Company also currently has the power and authority to indemnify any such person for liability incurred in any action by, or in the right of, the Company against the expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding described above to its conclusion, provided such expenses and amounts are actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. The Company's Bylaws require the Company to indemnify any such person against the expenses and amounts paid in settlement as described in the foregoing sentences.

ITEM 25.
OTHER EXPENSES OF
ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities offered hereby. The Company is responsible for the payment of all expenses in connection with the offering.

         Registration fee under the Securities Act of 1933  . . . . . . . . . . . . . . . . .       $ 1,087
         Blue Sky fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,000
         Printing expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         5,000
         Legal fees and disbursements . . . . . . . . . . . . . . . . . . . . . . . . . . . .        15,000
         Accounting fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         5,000
                 Total: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $29,087
                                                                                                     ======

ITEM 26.         RECENT SALES OF UNREGISTERED SECURITIES

         During the year ended September 30, 1994 the Company issued shares of its Common Stock to nonaffiliates as follows:

                97,388 shares for cash of $45,000
                43,300 shares for cash of $25,000
                43,300 shares for services related to product development and marketing valued at $21,500


         During October 1994, the Company entered into a one-year consulting agreement with an entity whereby the entity would provide financial consulting services and assist in preparing and completing a private offering. In exchange for these services the Company agreed to pay $17,500 in cash and to issue 275,000 shares of its Common Stock valued at $412,500 to the entity.

         The warrants are exercisable for a period of 48 months from the date of issue and are callable at a price of $.001 per warrant.

         During the period from January to March 1996, the Company issued 300 shares of its Preferred Stock for cash aggregating $300,000. Subsequently these preferred shares were converted into 300,000 shares of the Company's Common Stock.

         During September through November 1996, the Company issued a total of 191,568 shares of its Common Stock without registering them pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Company issued 170,546 of such shares in connection with a purchase of the Company's Common Stock for $469,000 from a total of six persons; the Company obtained the purchase price and issued the shares both in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act. The Company also issued 17,022 shares to four persons as compensation; 2,000 shares (1,000 each) to two new advisory board members; and 2,000 shares to the Company's Chief Financial Officer as a signing bonus. In each of those four instances, the Company also relied upon the exemption from registration contained in section 4(2) of the Securities Act.

         In March 1997, the Company issued a total of 72,000 shares of its authorized but unissued Common Stock to certain employees and pursuant to other contractual obligations, as compensation. Between January 1, 1997 and March 25, 1997, the Company issued 691,571 shares of its Common Stock as partial payment for loans made to the Company by certain affiliates of the Company.

         These above issuances of the Company's authorized but unissued shares of Common Stock were made in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act. Although the Company believes that the foregoing sales involved a public offering of its securities and that the Company did comply with the "safe harbor" exemptions from registration, it could be liable for recission of the sales if such exemptions were found not to apply.

ITEM 27.         EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION

 3.          Articles of Incorporation, Amendments and ByLaws (Exhibit 3 as filed on the Company's Registration
             Statement on Form S-1, File No. 33-97770 is hereby incorporated by reference [the "Form S-1"])

 4.1         Specimen  Certificate for Class A Warrants (Exhibit 4.1 as filed on the Company's Form 10-KSB for the fiscal year ended September 30, 1996 is hereby incorporated by reference [the "Form 10-KSB"])

 4.2         Specimen Certificate for Class B Warrants (Exhibit 4.2 to the Form 10-KSB is hereby incorporated by reference)

 4.4         Specimen Certificate for Class B Warrants (Exhibit 4.3 to the Form 10-KSB is hereby incorporated by reference)

10.1         License and Technical Assistance  Agreement dated January 1, 1994, between the Company and Marshall
             Products, Inc. (Exhibit 10.1 to the Form S-1 is hereby incorporated by reference)

10.2         Agreement dated September 8, 1994, between the Company and Booklegger, Inc. (Exhibit 10.2 to the Form S-1
             is hereby incorporated by reference)

10.3         Personal Services Agreement dated October 1, 1994, between the Company and Wally Armstrong (Exhibit 99.1 to the Form S-1 is hereby incorporated by reference)

10.4         Real Property Lease dated June 28, 1996, between the Company and Douglas J. Ebbers and Laura G. Ebbers
             (Exhibit 10.4 to the Form 10-KSB is hereby incorporated by reference)

10.5         Consulting Agreement dated October 24, 1994, between the Company and Pratt, Wylce and Lords, Ltd. (Exhibit
             99.3 to the Form S-1 is hereby incorporated by reference)

 10.6        Licensing Agreement dated September 5, 1996, between the Company and Innovative Products, Inc. (Exhibit
             10.6 to the Form 10-KSB is hereby incorporated by reference)

 10.7        Agreement dated March 17, 1995, between the Company and Gator Golf Enterprises, Inc. (Exhibit 10.7 to the
             Form 10-KSB is hereby incorporated by reference)

 10.8        Licensing Agreement dated March 31, 1996, between the Company and Automated Golf Training Aids, Inc.
             (Exhibit 10.8 to the Form 10-KSB is hereby incorporated by reference)

 10.9        Marketing Agreement dated February 9, 1996, between the Company and Golf 21 (Exhibit 10.9 to the Form 10-
             KSB is hereby incorporated by reference)

10.10        Exclusive Marketing Agreement dated September 5, 1996, between the Company and Bill Coward and Nikki Coward
             (Exhibit 10.10 to the Form 10-KSB is hereby incorporated by reference)

10.11        Licensing Agreement dated January 25, 1997, between the Company and Plane Sight, Inc. (Exhibit 10.11 to the
             Company's Form 10-QSB for the quarter ended December 31,1996 is hereby incorporated by reference [the "Form
             10-QSB"])

10.12        Endorsement Agreement dated January 14, 1997 between the Company and Butch Harmon (Exhibit 10.12 to the
             Form 10-QSB is hereby incorporated by reference)

10.13        Endorsement Agreement dated January 8, 1997 between the Company and Andy North (Exhibit 10.13 to the Form
             10-QSB is hereby incorporated by reference)

10.14        Credit Facility, dated April 2, 1997, between the Company and High Point Capital, LLC (1)

 23.1        Consent of Broad and Cassel (included in its opinion to be filed) (1)

 23.2        Consent of Winter, Scheifley & Associates, P.C. (2)

 24.1        Power of Attorney (included on Page II-5 hereof)

(1)      To be filed by Amendment

(2)      Filed herewith

ITEM 28. UNDERTAKINGS

         The Registrant hereby undertakes:

             (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                 (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) Include any additional or changed material information on the plan of distribution.

             (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

             (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

             (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

             (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida on this 10th day of April, 1997.

                                    LEVEL BEST GOLF, INC.

                                    By:  /s/ Fred L. Solomon
                                        --------------------------------------
                                            Fred L. Solomon, President


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fred L. Solomon and Curt L. Rodgers, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys- in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents as purposes as he might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                                   TITLE                                   DATE
---------                                                   -----                                   ----
 /s/ Fred L. Solomon                       Director, President (also Principal                April 10, 1997
-----------------------------              Executive Officer)
Fred L. Solomon

 /s/ James G. Solomon                      Director, Executive Vice President                 April 10, 1997
-----------------------------
James G. Solomon

 /s/ Patricia A. Sanders                   Director, Secretary                                April 10, 1997
------------------------------
Patricia A. Sanders

 /s/ William E. Foley                      Director, Chief Operating Officer                  April 10, 1997
--------------------------------
William E. Foley

 /s/ Don E. Thompson                       Director                                           April 10, 1997
-----------------------------
Don E. Thompson

 /s/ Curt L. Rodgers                       Chief Financial Officer (also                      April 10, 1997
---------------------------------          Principal Accounting Officer)
Curt L. Rodgers